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Exhibit 10.4

THIRD AMENDMENT

        THIS THIRD AMENDMENT (this "Third Amendment"), dated as of August 2, 2002, is entered into by and among LOUISIANA-PACIFIC CORPORATION, a Delaware corporation (the "Borrower"), BANK OF AMERICA, N.A., as agent for the Lenders (the "Administrative Agent") and those financial institutions parties to the Credit Agreement as defined below (collectively, the "Lenders") signatory hereto.

RECITALS

        A.    The Borrower, the Lenders and the Administrative Agent are parties to a Credit Agreement dated as of November 15, 2001 (as amended or modified from time to time, the "Credit Agreement"), pursuant to which the Administrative Agent and the Lenders have extended certain credit facilities to the Borrower.

        B.    The Borrower has asked the Lenders to permanently reduce the Aggregate Commitments and to amend the Credit Agreement in certain respects, and subject to the terms and conditions of this Third Amendment, the Lenders have agreed to do so.

        NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

          1.    Defined Terms.    Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement.

          2.    Amendment to Credit Agreement.

            (a)  The Credit Agreement (exclusive of Schedules and Exhibits other than as specifically amended herein) is hereby amended to read as shown on the version of the Credit Agreement attached hereto as Exhibit A.

            (b)  Schedule 2.01 to the Credit Agreement is hereby amended and restated as set forth on Replacement Schedule 2.01 attached hereto. The Lenders hereby waive the required notice and reduction amount restrictions set forth in clauses "(i)" and "(ii)" of the first sentence of Section 2.06. The Borrower acknowledges and agrees that the Lenders are waiving the required notice and reduction amount restrictions solely in connection with Commitment reduction effected by this Third Amendment.

            (c)  Schedule 5.13 to the Credit Agreement is hereby amended and restated as set forth on Replacement Schedule 5.13 attached hereto.

          3.    Representations and Warranties.    The Borrower hereby represents and warrants, as of the Effective Date (as defined in Section 5 below), to the Administrative Agent and each of the Lenders as follows:

            (a)  No Default or Event of Default has occurred and is continuing.

            (b)  The execution, delivery and performance by the Borrower of this Third Amendment have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable. The Credit Agreement as amended by this Third Amendment constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, without defense, counterclaim or offset except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability whether enforcement is sought in a proceeding at law or in equity.

            (c)  After giving effect to this Third Amendment, all representations and warranties made by it contained in the Credit Agreement are true and correct as though made on and as of the Effective Date (as defined in Section 5 below) (except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct as of such earlier date).

            (d)  It is entering into this Third Amendment on the basis of its own investigation and for its own reasons, without reliance upon the Administrative Agent, any Lender (except for performance of the terms hereof applicable to them) or any other person.

          4.    Amendment Fee.    In consideration of the execution of this Third Amendment, the Borrower agrees to pay, as a condition to the effectiveness of this Third Amendment, to the Administrative Agent (i) for the benefit of each Lender, an amendment fee equal to 0.25 % of the Commitment of each such Lender and (ii) such other fees for the benefit of the Administrative Agent or Banc of America Securities LLC as may be agreed in a separate agreement between the Borrower and such parties.

          5.    Effective Date.    The amendments set forth in paragraph 2 hereof shall become effective as of the date each of the following conditions has been fulfilled to the satisfaction of the Lenders or waived by the Lenders (the "Effective Date"):

            (a)    Opinions of Borrower's Counsel.    Administrative Agent shall have received opinions satisfactory to it from counsel for the Borrower covering such matters incident to the transactions described herein as Administrative Agent may reasonably request. Such opinions shall be addressed to the Lenders, shall be dated as of the Effective Date, and shall be otherwise satisfactory in substance and form to Administrative Agent and Administrative Agent's counsel.

            (b)    Costs and Expenses.    The Borrower shall have paid all accrued and unpaid fees, costs and expenses to the extent then due and payable under the Loan Documents at the Effective Date, together with reasonable Attorney Costs of BofA to the extent invoiced prior to or at the Effective Date, together with such additional reasonable amounts of Attorney Costs as shall constitute BOA'S estimate of reasonable Attorney Costs incurred or to be incurred through; the closing proceedings, provided that such estimate shall not thereafter preclude final settling of accounts between the Borrower and BofA.

            (c)    Proceedings.    All proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to Administrative Agent, and Administrative Agent shall have received all such counterpart originals or certified or other copies of such documents as Administrative Agent may reasonably request.

            (d)    Lenders.    Administrative Agent shall have received executed counterparts of this Third Amendment from all of the Lenders.

            (e)    Payment of Fee.    Administrative Agent shall have received payment in full in immediately available funds of the amendment fee referenced in Section 4 above.

            (f)    Borrowing Base Certificate.    The Borrower shall have executed and delivered to the Administrative Agent a Borrowing Base Certificate substantially in the form of Exhibit B attached hereto showing that, after giving effect to the Third Amendment, the Outstanding Amount will not exceed the sum of the Cash Collateral and the Collateral Value of the Borrowing Base.

            (g)    Forex Obligations.    Bank of America, N.A. and Canadian Imperial Bank of Commerce as parties to the Forex Agreement shall have consented to this Third Amendment and shall have agreed that any provisions of the Credit Agreement which are incorporated by reference into the Forex Agreement are amended as set forth herein.

          6.    Miscellaneous.

            (a)  All terms, covenants and provisions of the Credit Agreement, after giving effect to this Third Amendment, are and shall remain in full force and effect, and all references therein and in the other Loan Documents to the Credit Agreement shall henceforth refer to the Credit Agreement as amended by this Third Amendment. This Third Amendment shall be deemed incorporated into, and a part of, the Credit Agreement.

            (b)  This Third Amendment shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this Third Amendment.

            (c)  This Third Amendment shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed entirely within such state; provided that the Administrative Agent and each Lender shall retain all rights arising under federal law.

            (d)  This Third Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall be deemed to constitute but one and the same instrument.

            (e)  This Third Amendment, together with the Credit Agreement, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Third Amendment supersedes all prior drafts and communications with respect thereto. This Third Amendment may not be amended except in accordance with the provisions of Section 10.01 of the Credit Agreement.

            (f)    If any term or provision of this Third Amendment is deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Third Amendment or the Credit Agreement, respectively.

            (g)  The Borrower hereby covenants to pay or to reimburse the Administrative Agent and the Lenders, upon demand, for all reasonable costs and expenses (including, without limitation, allocated costs of in-house counsel) incurred in connection with the development, preparation, negotiation, execution and delivery of this Third Amendment.

    [Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Third Amendment as of the date first above written.

LOUISIANA-PACIFIC CORPORATION, as the Borrower
By:	/s/ Curtis M. Stevens
Name:	Curtis M. Stevens
Title:	EVP, Administration and CFO
BANK OF AMERICA, N.A., as Administrative Agent, an L/C Issuer and a Lender
By:	/s/ Michael Balok
Name:	Michael Balok
Title:	Managing Director
WACHOVIA BANK, N.A., as Syndication Agent and a Lender
By:	/s/ Shawn Janko
Name:	Shawn Janko
Title:	Vice President
ROYAL BANK OF CANADA, as Documentation Agent and a Lender
By:	/s/ Chris Abe
Name:	Chris Abe
Title:	Manager
THE BANK OF NOVA SCOTIA, as Lender
By:	/s/ Daryl K. Hogge
Name:	Daryl K. Hogge
Title:	Director
EXPORT DEVELOPMENT CANADA, (formerly known as EXPORT DEVELOPMENT CORPORATION), as a Lender
By:	/s/ William Clements
Name:	William Clements
Title:	RMO Asset Management
By:	/s/ Vito Di Turi CA
Name:	Vito Di Turi CA
Title:	Asset Management

EXHIBIT A

CREDIT AGREEMENT

        This CREDIT AGREEMENT ("Agreement") is entered into as of November 15, 2001, among LOUISIANA-PACIFIC CORPORATION, a Delaware corporation (the "Borrower"), each lender from time to time party hereto (collectively, the "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as the Administrative Agent and an L/C Issuer.

        The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

        In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

        1.01    Defined Terms.

        As used in this Agreement, the following terms shall have the meanings set forth below:

          "Administrative Agent" means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

          "Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

          "Affiliate" means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

          "Agent/Arranger Fee Letter" has the meaning specified in Section 2.09(b).

          "Agent-Related Persons" means the Administrative Agent (including any successor administrative agent), together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

          "Aggregate Commitments" has the meaning set forth in the definition of "Commitment."

          "Agreement" means this Credit Agreement.

          "Applicable Rate" means 3.000% per annum for Eurodollar Rate Loans and 2.000% per annum for Base Rate Loans, provided, that if Borrower's long-term unsecured senior debt rating falls to a level equal to or below BB- by S&P and Ba3 by Moody's, then "Applicable Rate" shall thereafter mean 3.750% per annum for Eurodollar Rate Loans and 2.750% per annum for Base Rate Loans.

          "Arrangers" means Banc of America Securities LLC, in its capacity as joint lead arranger and sole book manager ("BAS") and Wachovia Securities, in its capacity as joint lead arranger.

          "Assignment and Assumption Agreement" means an Assignment and Assumption Agreement substantially in the form of Exhibit D.

          "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.

          "Attributable Indebtedness" means, on any date, without duplication (a) in respect of any capital lease of any Person, the implied principal component of Capital Lease Obligations as of such date, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

          "Audited Financial Statements" means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2000, and the related consolidated statements of income and cash flows for such fiscal year of the Borrower and its Subsidiaries.

          "Bank of America" means Bank of America, N.A.

          "BAS" has the meaning set forth in the definition of "Arrangers."

          ''Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." Such "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

          "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

          "Binding Commitment Date" means (i) with respect to a Tender Offer Payment made pursuant to a tender offer, the date which is 10 Business Days prior to the date such tender offer is commenced, (ii) with respect to a Tender Offer Payment made pursuant to a redemption, the date which is 10 Business Days prior to the date on which the Borrower gives notice of the redemption of the applicable notes to the applicable indenture trustee and/or the holders thereof, (iii) with respect to all other Tender Offer Payments, the date on which a binding commitment to make such payment is made and which Tender Offer Payments are made within 2 Business Days of the date on which such binding commitment is made, (iv) with respect to a Market Order Payment made in connection with a Market Order constituting an instruction delivered by Borrower, the date on which the Borrower delivers such Market Order to a broker, dealer or other intermediary (which Market Order shall not be valid for more than 30 days thereafter and which Market Order shall specify the maximum Dollar amount of notes to be purchased pursuant thereto), (v) with respect to a Market Order Payment made in connection with Market Order constituting one or more offers to sell presented to the Borrower, the first day of a period of 10 consecutive Business Days during which the Borrower may make such Market Order Payments, (vi) with respect to a Permitted Repayment or Forex Payment, the date which is the date on which a binding commitment to make such payment is made, (vii) with respect to a purchase of Replacement Assets, the date which is 2 Business Days prior to the date on which a binding commitment to purchase such Replacement Assets is made, and (viii) with respect to a Capital Expenditure, the date which is 2 Business Days prior to the date on which a binding commitment to make such Capital Expenditure is made.

          "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

          "Borrower" has the meaning set forth in the introductory paragraph hereto.

          "Borrowing" means a borrowing consisting of simultaneous Loans of the same Type and having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

          "Borrowing Base Certificate" means a certificate substantially in the form attached to the Third Amendment as Exhibit B, certified as true and correct by a Responsible Officer of the Borrower.

          "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent's Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the applicable offshore Dollar interbank market.

          "Canadian Credit Facility" means (a) a working capital credit facility for Louisiana-Pacific Canada Ltd. from Royal Bank of Canada in the principal amount of $25,000,000 (Canadian); and (b) a credit line up to $35,000,000 (Canadian) for Louisiana-Pacific Canada Ltd., and its Subsidiaries, from Royal Bank of Canada to cover principal, interest, overdrafts, fees and Swap Termination Values, and transaction risk (including, but not limited to electronic funds transfer and payment distribution services); each backed by a guarantee by the Borrower, guarantees by the Subsidiaries of Louisiana-Pacific Canada Ltd., Liens upon the accounts receivable and inventory of Louisiana-Pacific Canada Ltd. and its Subsidiaries, and any refinancing, refunding, renewal or extension thereof, provided that the amount of Indebtedness thereunder is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder.

          "Capital Expenditure" means a capital expenditure to construct or improve Core Assets.

          "Capital Lease Obligations" means all obligations under capital leases of Borrower and its Subsidiaries determined on a consolidated basis, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

          "Cash" means, in the context of consideration received or to be received by the Borrower or any Subsidiary pursuant to a transaction that constitutes a Disposition, (i) any liabilities of the Borrower or such Subsidiary, as shown on its most recent balance sheet, that are assumed by the transferee in such transaction, other than contingent liabilities and liabilities that are by their terms subordinated to the Obligations and (ii) any securities, notes or other obligations received by the Borrower or such Subsidiary from such transferee that are converted into cash within 30 days following the consummation of such Disposition to the extent of the cash received by the Borrower or such Subsidiary in that conversion. The term non-Cash in the context of any such consideration shall mean all consideration that is not "Cash" under this definition.

          "Cash Collateral" has the meaning specified in Section 2.14(c).

          "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of (i) in the case of L/C Obligations, the Administrative Agent, the L/C Issuers and the Lenders, as collateral for the L/C Obligations and (ii) in the case of Eurodollar Rate Loans, the Administrative Agent and the Lenders, in each case as collateral for the L/C Obligations, certain Eurodollar Rate Loans, as the case may be, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and, if applicable, the L/C Issuers (which documents are hereby consented to by the Lenders). Derivatives of such term shall have corresponding meaning. If a Default or Event of Default has occurred and is continuing, Cash Collateral shall be maintained in blocked non-interest bearing deposit accounts at Bank of America. If no Default or Event of Default has occurred and is continuing, Cash Collateral shall be, at the Borrower's option, (x) maintained in blocked interest bearing deposit accounts at Bank of America or (y) invested in such other Cash Equivalents as directed by the Borrower and for which the Borrower shall have provided evidence reasonably satisfactory to the Administrative Agent that the Administrative Agent shall have a perfected, first priority security interest in such Cash Collateral, subject to immaterial administrative costs of the institution holding such collateral.

          "Cash Equivalents" means (a) Dollars; (b) securities issued or directly and fully guaranteed or insured by the United States government or any Governmental Authority thereof (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any Lender or with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of "B" or better; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications in clause (c) above; (e) commercial paper having the highest rating obtainable from either Moody's or S&P and, in each case maturing within six months after the date of acquisition; (f) money market funds that are rated "AAm" by S&P and "Aam" by Moody's or higher; and (g) auction rate securities with an "A" rating or better from any major rating agency.

          "Change of Control" means, with respect to any Person, an event or series of events by which:

            (a)  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the Stock of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a partially diluted basis (i.e., taking into account all such securities that such person or group has the right to acquire pursuant to any option rights in both the dividend and divisor used in calculating such percentage); or

            (b)  during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

          "Closing Date" means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).

          "Code" means the Internal Revenue Code of 1986.

          "Collateral" means (a) all Cash Collateral and Restricted Cash Collateral and (b) all property covered by the Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that is subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders, to secure the Obligations.

          "Collateral Documents" means, collectively, all documents with respect to Cash Collateral and Restricted Cash Collateral, the Deed of Trust, the Security Agreement, the Pledge Agreement, and all other security agreements, mortgages, deeds of trust, patent, trademark and copyright assignments, lease assignments, guarantees and other similar agreements between the Borrower, any of its Subsidiaries and the Lenders, or the Administrative Agent for the benefit of the Lenders, now or hereafter delivered (pursuant to Section 6.13 or otherwise) to the Lenders or the Administrative Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against the Borrower or any of its Subsidiaries, as debtor, in favor of the Lenders, or the Administrative Agent for the benefit of itself and the Lenders, as secured party, but excluding any such document the Lien of which has been released with respect to all Collateral encumbered thereby in accordance with Section 2.14.

          "Collateral Value of the Borrowing Base" shall mean at any date the sum of:

            (a)  The lesser of (1) the aggregate outstanding balances due under all Eligible Accounts at such date multiplied by 60% and (2) $75,000,000.00; plus

            (b)  The lesser of: (1) 40% of the book value of all Eligible Inventory at such date, and (2) $75,000,000.00; plus

            (c)  Fifty percent (50%) of the Deemed Mortgage Property Value; plus

            (d)  One hundred percent (100%) of the amount of any Restricted Cash Collateral; provided, however, that in the calculation of the Collateral Value of the Borrowing Base in connection with the making of any Credit Extension, the aggregate without duplication of any Requested Amounts which are not Released Amounts shall be deducted from the amount of Restricted Cash Collateral used in such calculation (it being understood that Released Amounts, notwithstanding the fact that they may remain deposited in the Restricted Cash Collateral Account, do not constitute Restricted Cash Collateral and would not be included in the calculation of Restricted Cash Collateral in any event).

          "Commitment" means, as to each Lender, its obligation to (a) make Loans to the Borrower pursuant to Section 2.01, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.01, as such amount may be reduced or adjusted from time to time in accordance with this Agreement (collectively, the "Aggregate Commitments").

          "Commitment Fee Percentage" means 0.750% per annum, provided, that if Borrower's long-term unsecured senior debt rating falls to a level equal to or below BB- by S&P and Ba3 by Moody's, then "Commitment Fee Percentage" shall thereafter mean 0.875%.

          "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

          "Consolidated EBITDDA" means, as measured quarterly on the last day of each fiscal quarter for the four quarters then ending, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income, (b) Consolidated Interest Charges, (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income, and (d) the amount of depreciation, depletion and amortization expense deducted in determining such Consolidated Net Income.

          "Consolidated Funded Indebtedness" means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, (a) the sum, without duplication, of (i) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder, under the Permitted Securitization, and under the Indentures) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments (excluding contingent reimbursement obligations for undrawn letters of credit and outstanding surety bonds, each in the ordinary course of business), (ii) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (iii) unfunded reserves maintained with respect to pending or threatened disputes or settlement thereof, and (iv) all Guaranty Obligations with respect to Indebtedness of the types specified in subsections (i), (ii) and (iii) above of Persons other than the Borrower or any Subsidiary, but excluding, in each case, the Forex Obligations and the Installment Notes (as defined in the Forex Obligation) to the extent cash or Cash Equivalents have been pledged to secure or deposited to provide for the payment of either the Forex Obligations or such Installment Notes, minus (b) all such Indebtedness (other than Indebtedness under the Permitted Securitization) included in subsection (a) above that is (x) Non-Recourse to the Borrower and its Subsidiaries or (y) recourse to L-P SPV, Inc., L-P SPV2, LLC, or any other Subsidiary of the Borrower that is a special purpose subsidiary created for the consummation of a financing transaction on terms and conditions satisfactory to the Administrative Agent and the Required Lenders or created for the consummation of a Note Financing, but only to the extent that such Indebtedness is Non-Recourse (by virtue of clause (a) in the definition of such term) to the Borrower and its Subsidiaries other than L-P SPV, Inc., L-P SPV2, LLC, or such other Subsidiary, as applicable.

          "Consolidated Interest Charges" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, (a) the sum of (i) all interest and the amortization of all premium payments, fees, charges and related expenses of the Borrower and its Subsidiaries, determined on a consolidated basis, in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (ii) the portion of rent expense of the Borrower and its Subsidiaries, determined on a consolidated basis, with respect to such period under capital leases that is treated as interest in accordance with GAAP minus (b) interest income on each of the Timber Notes Receivable and the Purchase Money Notes, up to the amount, if any, that the interest expense in such period on the senior notes secured by the Timber Notes Receivable or the Note Financing secured by such Purchase Money Notes, as applicable, is treated as interest in accordance with GAAP.

          "Consolidated Net Income" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries for that period, including gains or losses from Dispositions of assets, but excluding (i) up to $50,000,000 (in the aggregate) in other non-cash extraordinary items and non-cash gains or losses arising from (A) the pulp mill located in Samoa, California, (B) the pulp mill located in Chetwynd, British Columbia, (C) the 65% interest in a joint venture in Ireland that has an oriented strand board (OSB) mill, and (D) the Borrower's industrial panel products segment, (ii) up to $100,000,000 (in the aggregate) in non-cash items and non-cash gains or losses arising from Permitted Dispositions, (iii) up to $10,000,000 in cash losses associated with the closure of the pulp mill located in Chetwynd, British Columbia, and (iv) all non-cash charges related to FASB 142 adjustments.

          "Contractual Obligation" means, as to any Person, any provision of any outstanding Stock issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          "Core Assets" shall have the meaning given such term in Section 7.05(l).

          "Credit Extension" means each of the following: (a) a Borrowing, and (b) an L/C Credit Extension.

          "Debt to Capitalization Ratio" means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the ratio, expressed as a percentage, of (a) Consolidated Funded Indebtedness, to (b) the sum of (i) Consolidated Funded Indebtedness and (ii) Shareholders' Equity.

          "Debtor Relief Laws" means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

          "Deed of Trust" means, collectively, each of the thirteen Deeds of Trust, substantially in the form attached hereto as Exhibit F, dated as of the Closing Date, executed by the Borrower in favor of the Administrative Agent, for the benefit of itself and the Lenders, and each deed of trust, mortgage or similar instrument executed and delivered to the Administrative Agent pursuant hereto or otherwise in connection herewith, but excluding any such Deed of Trust or any such deed of trust, mortgage, or similar instrument the Lien of which has been released with respect to all Collateral encumbered thereby in accordance with Section 2.14.

          "Deemed Mortgaged Property Value" means the value of the Mortgaged Property that is covered by title insurance with exceptions reasonably acceptable to the Administrative Agent, according to the most recent appraisal conducted pursuant to either Section 4.01(a)(viii), 6.01(d), or 6.01(e) or, if the most recent Quarterly Timber Report is more recent, the sum of (a) 70% of the Retail Timberlands Value plus (b) the product of (i) the Mortgaged Property Per-Acre Value times (ii) the number of acres of Mortgaged Property that is covered by title insurance with exceptions reasonably acceptable to the Administrative Agent.

          "Default" means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

          "Default Rate" means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws; and further provided, that in no event shall the Default Rate exceed the Maximum Rate.

          "Disposition" or "Dispose" means, with respect to any Person, the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property (other than the Stock of such Person) by such Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

          "Dissolving Subsidiary" has the meaning specified in Section 3.08.

          "Dollar" and "$" means lawful money of the United States of America unless otherwise specified.

          "Domestic Subsidiary" means a Subsidiary organized under the laws of one of the United States or subdivision thereof.

          "EBIT" means, with respect to any Person, as measured in accordance with GAAP and quarterly on the last day of each fiscal quarter for the four quarters then ending, an amount equal to, without duplication, the sum of (i) consolidated net income (or net loss) for such period, plus (ii) consolidated interest charges to the extent included in the determination of such consolidated net income (or loss), plus (iii) all accrued taxes on or measured by income to the extent included in the determination of such consolidated net income (or loss); provided, that consolidated net income (or loss) shall be computed for these purposes without giving effect to extraordinary losses or extraordinary gains or to any gains or losses associated with the sale or write-down of assets outside the ordinary course of business.

          "Eligible Account" shall mean an account receivable of the Borrower (net of any credit balance, trade discount, or unbilled amount or retention) for which each of the following statements is accurate (and the Borrower by including such account receivable in any Borrowing Base Certificate shall be deemed to represent and warrant to the Administrative Agent and the Lenders the accuracy of such statements as of the date of such Borrowing Base Certificate):

            (a)  Said account receivable is a binding and valid obligation of the obligor thereon, in full force and effect and enforceable in accordance with its terms (except as may be limited by Debtor Relief Laws or by general equitable principles (whether enforcement is sought by proceedings in law or equity)) and Administrative Agent for the benefit of the Lenders has a first priority perfected security interest in such account receivable pursuant to a security agreement in form and substance satisfactory to the Lenders (except for Liens permitted under Section 7.01(c) and Section 7.01(d));

            (b)  Said account receivable is derived from sales made or services rendered to the obligor thereunder in the ordinary course of the Borrower's business;

            (c)  Said account receivable is free of all default by the obligor thereunder, counterclaims, offsets and defenses and from any rescission, cancellation or avoidance, whether by operation of law or otherwise;

            (d)  Said account receivable is free and clear of all Liens except in favor of the Administrative Agent and except for Liens permitted under Section 7.01(c) and Section 7.01(d) ;

            (e)  The obligor on said account receivable (1) is located within the United Sates of America, the District of Columbia, or, if not so located, is covered by Eximbank insurance, other insurance acceptable to the Administrative Agent in its sole discretion, or a letter of credit in form and substance acceptable to the Administrative Agent, which letter of credit names the Administrative Agent as the beneficiary or which, if issued in favor of the Borrower has been assigned to the Administrative Agent for the benefit of the Lenders; (2) is not the subject of any pending bankruptcy or insolvency proceeding, does not have a trustee or receiver currently appointed for all or a substantial part of its property, is not currently subject to an assignment for the benefit of creditors, a written admission of its inability to pay its debts as they mature or a suspension of its business; (3) is not a federal governmental department, commission, board, bureau or agency; and (4) is not an Affiliate of the Borrower.

          "Eligible Assignee" has the meaning specified in Section 10.07(h).

          "Eligible Inventory" shall mean Inventory owned by the Borrower or its Subsidiaries as defined in the New York Uniform Commercial Code in which Lender has a first priority perfected security interest pursuant to a security agreement in form and substance satisfactory to the Lenders, free and clear of all Liens, except for Liens permitted under Section 7.01(c) and Section 7.01(d) (and the Borrower by including such Inventory in any Borrowing Base Certificate shall be deemed to represent and to warrant to the Administrative Agent and the Lenders as of the date of such Borrowing Base Certificate the conformity of such Eligible Inventory with this definition).

          "Environmental Laws" means all Laws relating to environmental, health, safety and land use matters applicable to any property.

          "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any other Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (c) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          "ERISA" means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

          "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA which could reasonably be expected to give rise to any liability with respect to such withdrawal; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

          "Eurodollar Base Rate" has the meaning set forth in the definition of "Eurodollar Rate."

          "Eurodollar Rate" means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 - Eurodollar Reserve Percentage

          Where,

          "Eurodollar Base Rate" means, for such Interest Period:

            (a)  the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

            (b)  in the event the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

            (c)  in the event the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

          "Eurodollar Rate Loan" means a Loan that bears interest at a rate based on the Eurodollar Rate.

          "Eurodollar Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

          "Event of Default" means any of the events or circumstances specified in Article VIII.

          "Evergreen Letter of Credit" has the meaning specified in Section 2.03(b)(iii).

          "Exchange Value" has the meaning specified in Section 7.05(k)(iii).

          "Excess Released Amount" has the meaning specified in Section 2.14(f).

          "Existing Credit Facility" means the Credit Agreement dated as of January 31, 1997 among the Borrower, Bank of America, as agent, and a syndicate of lenders.

          "Existing Hedging Obligations" of any Person means all liabilities of such Person under the Swap Contracts existing as of the Closing Date and identified on Schedule 1.01.

          "Existing Letters of Credit" has the meaning specified in Section 2.03(l).

          "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

          "Foreign Lender" has the meaning specified in Section 10.15.

          "Foreign Subsidiary'' means a Subsidiary that is not a Domestic Subsidiary.

          "Forex Agreement" means the Standby Purchase and Note Support Agreement dated August 16, 1999 by and among the Borrower, Bank of America, and Canadian Imperial Bank of Commerce, as amended by (a) the Waiver and First Amendment to Standby Purchase and Note Support Agreement dated July 18, 2001, (b) the Second Amendment to Standby Purchase and Note Support Agreement dated as of November 15, 2001, (c) the Consent and Third Amendment to Standby Purchase and Note Support Agreement dated as of December 30, 2001, and (d) the Waiver and Fourth Amendment to Standby Purchase and Note Support Agreement dated as of July 23, 2002.

          "Forex Obligation" means the Borrower's obligations under the Forex Agreement.

          "Forex Payment" means a payment or pledge of cash or Cash Equivalents by Borrower or Louisiana-Pacific Canada Ltd. to pay, perform, redeem, purchase or secure (with a first priority Lien, subject to immaterial administrative costs of the institution holding such collateral) in whole or in part the Forex Obligation or the Installment Notes (as defined in the Forex Agreement), as the case may be, together with any tender offer, redemption, purchase price or prepayment premiums, make-whole payments, accelerated fees and other prepayment charges required to be paid in connection therewith and any legal fees, financial advisory fees and other transaction costs incurred by the Borrower or a Subsidiary in connection therewith, or a reimbursement to the Borrower for such amounts paid by Louisiana-Pacific Canada Ltd. after the date on which a Permitted Disposition has occurred. Any such pledge shall be made pursuant to a security agreement and other documentation reasonably acceptable to Administrative Agent and the Required Lenders in their reasonable discretion and be accompanied by a legal opinion(s) to Administrative Agent in form and substance reasonably satisfactory thereto relating to such pledge and such other matters as Administrative Agent may reasonably request, which opinion(s) shall be rendered by United States and/or Canadian counsel, as may be reasonably required by Administrative Agent.

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "Guarantors" means any Person required under Section 6.13(a) to execute a Guaranty.

          "Guaranty" means any guaranty executed pursuant to Section 6.13(a).

          "Guaranty Obligation" means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (to the extent of the greater of book and fair market value of such assets); provided, however, that the term "Guaranty Obligation" shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

          "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          "Hedging Lender" shall mean any Affiliate of any Lender that is a party to Swap Contracts evidencing Hedging Obligations but is not a signatory to this Agreement.

          "Hedging Obligations" of any Person means the Existing Hedging Obligations of such Person and all other liabilities of such Person under Swap Contracts entered into with any Lender or an Affiliate of any Lender with the written consent of the Administrative Agent, including in any case termination obligations thereunder; provided, however, that such liabilities under a Swap Contract (a) with an Affiliate of a Lender shall not constitute Hedging Obligations hereunder unless and until such liabilities are certified as such in writing to the Administrative Agent by the Borrower and such Lender Affiliate and (b) shall constitute Hedging Obligations hereunder only up to an aggregate notional amount of $25,000,000 (excluding the Existing Hedging Obligations).

          "Honor Date" has the meaning specified in Section 2.03(c)(i).

          "Indebtedness" means, as to any Person at a particular time, without duplication, all of the following:

            (a)  all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

            (b)  all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;

            (c)  net obligations under any Swap Contract in an amount equal to the Swap Termination Value thereof;

            (d)  all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

            (e)  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

            (f)    Capital Lease Obligations and Synthetic Lease Obligations; and

            (g)  all Guaranty Obligations of such Person in respect of any of the foregoing.

          For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless (i) such Indebtedness is Non-Recourse to such Person subject only to customary exceptions reasonably acceptable to the Administrative Agent or (ii) such Indebtedness is Non-Recourse to such Person as a matter of law by virtue of the organizational structure of the partnership or joint venture. The amount of any Capital Lease Obligation or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

          "Indemnified Liabilities" has the meaning set forth in Section 10.05.

          "Indemnitees" has the meaning set forth in Section 10.05.

          "Indentures" means, collectively, the Senior Note Indentures and the Senior Subordinated Note Indenture.

          "Intercreditor Agreement" means the intercreditor agreement, substantially in the form attached hereto as Exhibit G, dated as of the Closing Date, between the Administrative Agent on behalf of the Lenders, on the one hand, and Bank of America and Canadian Imperial Bank of Commerce, a Canadian chartered bank, on the other hand.

          "Interest Coverage Ratio for the Relevant Period" means, as of any date of determination (a "Determination Date"), for the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated EBITDDA to (b) Consolidated Interest Charges, calculated on a consolidated basis for the most recent four fiscal quarter period ending on or before the Determination Date (the "Relevant Period") and after giving pro forma effect (i) in the calculation of Consolidated EBITDDA, to any Permitted Dispositions made on or after the first day of the Relevant Period through and including the Determination Date, any Projected Replacement Asset EBITDDA and any Projected Capital Expenditure EBITDDA and (ii) in the case of calculation of Consolidated Interest Charges, (A) to any Permitted Debt Payment (excluding Forex Payments which constitute the pledge of cash or Cash Equivalents for the Forex Obligations) made on or after the first day of the Relevant Period through and including the Determination Date and (B) to assumed Permitted Debt Payments in an aggregate principal amount equal to the amounts on deposit in the Restricted Cash Collateral Account and the Segregated Account as of the Determination Date, assuming that such assumed Permitted Debt Payments bear interest at a rate per annum equal to the weighted average of the interest rates accruing on the then outstanding notes issued pursuant to the Indentures, provided that the Borrower shall not be entitled to make such assumption to the extent that the Borrower would be permitted, as of the Determination Date, to use any portion of such amounts on deposit under Sections 2.14(b)(ii)(D)(y) and 2.14(b)(ii)(E)(y) for Capital Expenditures and the purchase of Replacement Assets (it being understood that the Borrower shall be entitled to assume such Permitted Debt Payments regardless of whether the Borrower anticipates, as of the Determination Date, actually making such Permitted Debt Payments), in all cases as if such Permitted Payment or Permitted Disposition occurred as of the first day of the Relevant Period.

          "Interest Coverage Compliance Certificate" means a certificate substantially in the form attached to the Third Amendment as Exhibit C.

          "Interest Payment Date" means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

          "Interest Period" means, with respect to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

              (i)  any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

            (ii)  any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

            (iii)  no Interest Period shall extend beyond the scheduled Maturity Date.

          "Investment" means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, net of payment, redemption, dividends and other distributions on account of such Investment received by such Person, but without adjustment for subsequent increases or decreases in the value of such Investment and without giving effect to any write-downs with respect to such Investment on such Person's balance sheet.

          "IRS" means the United States Internal Revenue Service.

          "Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

          "L/C Advance" means, with respect to each Lender, such Lender's participation in any L/C Borrowing in accordance with its Pro Rata Share.

          "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

          "L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

          "L/C Issuer" means (a) Bank of America in its capacity as issuer of Letters of Credit (other than Existing Letters of Credit) hereunder, or any successor issuer of Letters of Credit (other than Existing Letters of Credit) hereunder and (b) subject to the limitations contained in Section 2.03(l), Wachovia, or any successor to Wachovia, in its capacity as the issuer of the Existing Letters of Credit.

          "L/C Obligations" means, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all

  L/C Borrowings, but excluding any Unreimbursed Amounts to the extent that they have been refinanced by Borrowings of Base Rate Loans as of such date.

          "Lender" has the meaning specified in the introductory paragraph hereto and, as the context requires, shall include the L/C Issuers and any Affiliate of a Lender to the extent it is owed Hedging Obligations as provided in the definition thereof.

          "Lending Office" means, as to any Lender, the office or offices of such Lender described as such on Schedule 10.02, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

          "Letter of Credit" means any letter of credit issued hereunder and shall include the Existing Letters of Credit.

          "Letter of Credit Application" means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the relevant L/C Issuer.

          "Letter of Credit Expiration Date" means the day that is seven days prior to the Maturity Date (or, if such day is not a Business Day, the immediately preceding Business Day).

          "Letter of Credit Sublimit" means an amount equal to the lesser of the Aggregate Commitments and $100,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

          "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the due filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable.

          "Loan" has the meaning specified in Section 2.01.

          "Loan Documents" means this Agreement, each Collateral Document, the Agent/Arranger Fee Letter, each Request for Credit Extension, each Compliance Certificate, each Guaranty, the Intercreditor Agreement, any Swap Contracts evidencing Hedging Obligations, and all other documents executed by a Loan Party and delivered to the Administrative Agent or any Lender pursuant thereto.

          "Loan Notice" means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Loans as the same Type, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

          "Loan Parties" means, collectively, the Borrower, each Guarantor, and each Subsidiary whose Stock is pledged under any Pledge Agreement.

          "Market Order" shall mean any instruction delivered by the Borrower to a broker, dealer or other intermediary to offer to purchase any the notes issued pursuant to the Indentures in the market for the Borrower's account or any offer to sell any the notes issued pursuant to the Indentures in the market presented to the Borrower by any broker, dealer or other intermediary which, upon acceptance by the Borrower, would result in the Borrower being entitled to purchase the notes subject thereto for its account.

          "Market Order Payment" shall mean the market price offered or accepted by the Borrower for the notes subject to the Market Order, plus any incidental and customary broker, dealer or other intermediary transaction costs incurred by the Borrower that are typically associated with open market transactions.

          "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

          "Maturity Date" means (a) January 31, 2004, or (b) such earlier date upon which the Commitments may be terminated in accordance with the terms hereof.

          "Maximum Rate" has the meaning specified in Section 10.10.

          "Merchantable Timber Inventory" means, as of the Closing Date, the number of thousands of board feet of merchantable timber inventory as set forth in the appraisal conducted pursuant to Section 4.01(a)(viii), as thereafter adjusted for purchases and sales, timber harvests and growth, all with respect to growing timber on the Mortgaged Property as set forth in the most recent of (a) the most recent Quarterly Timber Report and (b) the most recent appraisal conducted pursuant to either Section 4.01(a)(viii), 6.01(d), or 6.01(e).

          "Moody's" means Moody's Investors Service, Inc.

          "Mortgaged Property" means, at any time, all property (if any) subject to a Lien pursuant to the Deed of Trust (if any) at such time.

          "Mortgaged Property Per-Acre Value" means an average Dollar value per acre of the land comprising the Mortgaged Property as determined pursuant to the most recent of (a) the most recent Quarterly Timber Report and (b) the most recent appraisal conducted pursuant to either Section 4.01(a)(viii), 6.01(d), or 6.01(e).

          "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.

          "Net Disposition Proceeds" means, as to any Disposition, proceeds in cash, checks or other Cash Equivalents as and when received by such Person, net of: (a) the direct costs relating to such Disposition excluding amounts payable to such Person or any Affiliate of such person, (b) sales, use or other transaction taxes paid or payable by such Person as a direct result thereof, (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by the asset which is the subject of such Disposition, (d) income taxes payable on account of such Disposition, and (e) amounts received by such Person in respect of current assets, which amount shall not exceed the book value of such current assets.

          "Net Issuance Proceeds" means, as to any issuance of equity or incurrence of Indebtedness by any Person, cash proceeds received by such Person in connection therewith, net of out-of-pocket costs and expenses paid or incurred in connection therewith.

          "Non-Core Assets" shall have the meaning given such term in Section 7.05(j).

          "Non-Recourse" means, with respect to Indebtedness of any Person, Indebtedness: (a) as to which neither such Person, a Subsidiary of such Person, nor any Person of which such Person is a Subsidiary, (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness but excluding any agreement to provide managerial support), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender; and (b) in respect of which no default would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Obligations) of such Person, a Subsidiary of such Person, or any Person of which such Person is a Subsidiary, to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

          "Nonrenewal Notice Date" has the meaning specified in Section 2.03(b)(iii).

          "Note Financing" means Indebtedness of the Borrower or a Subsidiary of Borrower incurred in connection with a Purchase Money Note in a principal amount not in excess of the principal amount of such Purchase Money Note, which Indebtedness is secured by a Purchase Money Note, or any Guaranty Obligation of such Indebtedness, which in either case is created pursuant to an arms-length transaction with a Person who is not an Affiliate of Borrower.

          "Note Financing Subsidiary" means a wholly owned Subsidiary of Borrower or of a wholly Subsidiary of Borrower which is created to facilitate a Note Financing and whose only material assets are the related Purchase Money Note, the related transaction documents and the rights and claims associated therewith, or equity ownership of a Subsidiary which owns such Purchase Money Note.

          "Obligations" means the Hedging Obligations and all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding.

          "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

          "Other Taxes" has the meaning specified in Section 3.01(b).

          "Outstanding Amount" means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

          "Participant" has the meaning specified in Section 10.07(d).

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

          "Permitted Business" means any business conducted by the Borrower on the Closing Date and any reasonable extension thereof.

          "Permitted Core Asset Disposition" has the meaning specified in Section 7.05(l).

          "Permitted Debt Payment" means any Permitted Payment (other than any purchase of Replacement Assets and any Capital Expenditure).

          "Permitted Disposition" means a Permitted Core Asset Disposition or a Permitted Non-Core Asset Disposition.

          "Permitted Non-Core Asset Disposition" has the meaning specified in Section 7.05(j).

          "Permitted Payment" shall mean any of a Forex Payment, Permitted Repayment, Market Order Payment, Tender Offer Payment, purchase of Replacement Assets or Capital Expenditure.

          "Permitted Repayment" means (i) a payment in whole or in part of outstanding principal or accrued but unpaid interest under (a) the Permitted Securitization, (b) any of the notes issued pursuant to the Indentures at their stated maturities but excluding any Tender Offer Payment or a Market Order Payment, (c) the Obligations in connection with a reduction of the Aggregate Commitments pursuant to Section 2.06 in the amount equal to the portion of such payment constituting a payment of principal, which reduction shall not be required if the Obligations are paid pursuant to Section 2.04 in connection with, and to permit a Tender Offer Payment or Market Order Payment, or (d) other Indebtedness permitted under Section 7.03, or (ii) a payment of unfunded reserves referred to in Section (a)(iii) of the definition of "Consolidated Funded Indebtedness," together with, in each case, any tender offer, redemption, purchase price or prepayment premiums, make-whole payments, accelerated fees and other prepayment charges required to be paid in connection therewith and any legal fees, financial advisory fees and other transaction costs incurred by the Borrower or a Subsidiary in connection therewith.

          "Permitted Securitization" means the securitization of the accounts receivable of the Borrower and its Subsidiaries up to an amount of approximately $125,000,000 at any time outstanding on terms and conditions set forth in the "Transaction Documents" as defined in the Permitted Securitization Credit and Security Agreement and any refinancings, refundings, renewals or extensions thereof; provided that the amount of Indebtedness thereunder is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder.

          "Permitted Securitization Credit and Security Agreement" means the Credit and Security Agreement, dated on or about the date hereof, among the Borrower, the Securitization Subsidiary, Blue Ridge Asset Funding Corporation, and the other parties thereto.

          "Person" means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, unlimited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

          "Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Borrower or any ERISA Affiliate.

          "Pledge Agreement" means the Pledge Agreement, substantially in the form attached hereto as Exhibit H, dated as of the Closing Date, executed by the Borrower in favor of the Administrative Agent for the benefit of itself and the Lenders.

          "Pledged Collateral" shall have the meaning specified in the Pledge Agreement, which shall at all such times include the Stock of 3047525 Nova Scotia Company and 3047526 Nova Scotia Company.

          "Pro Rata Share" means, with respect to each Lender, the percentage of the Aggregate Commitments specified set forth opposite the name of such Lender on Schedule 2.01, as such share may be adjusted (carried out to the ninth decimal place) as contemplated herein.

          "Projected Capital Expenditure EBITDDA" shall mean, as of any date of calculation of the Interest Coverage Ratio in connection with any release of Restricted Cash Collateral, projected EBITDDA attributable to any Capital Expenditure with respect to which the Borrower has presented invoices or other evidence satisfactory to the Administrative Agent, with such projected calculation being approved by Required Lenders.

          "Projected Replacement Asset EBITDDA" shall mean, as of any date of calculation of the Interest Coverage Ratio in connection with any release of Restricted Cash Collateral, EBITDDA attributable to any Replacement Asset with respect to which a letter of intent to purchase, purchase agreement or other similar document has been entered into by Borrower and the seller of such Replacement Asset, calculated either (i) based on historical EBITDDA of such Replacement Asset, with such historical calculation being acceptable to Administrative Agent in its sole discretion or (ii) based on projected EBITDDA of such Replacement Asset, with such projected calculation being approved by Required Lenders.

          "Purchase Money Note" means Indebtedness owed to the Borrower or a Subsidiary of Borrower by the buyer of assets disposed of in connection with a Permitted Disposition as consideration in whole or in part for the purchase of such assets.

          "Quarterly Timber Report" has the meaning specified in Section 6.01(d).

          "Register" has the meaning specified in Section 10.07(c).

          "Release Request" has the meaning specified in Section 2.14(b)(ii).

          "Released Amount" has the meaning specified in Section 2.14(b)(ii).

          "Replacement Assets" means either (a) Core Assets or (b) a majority of the Stock entitled to vote (determined without regard to any voting power that has been or may be conferred by any class or classes of Stock by reason of the occurrence of any contingency) at such time in the election of the Board of Directors of any Person all or substantially all of whose assets are Core Assets and that will become on the date of acquisition thereof a Subsidiary as a result of such acquisition.

          "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

          "Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

          "Requested Amount" has the meaning specified in Section 2.14(b)(ii).

          "Requested Release Date" has the meaning specified in Section 2.14(b)(ii).

          "Required Lenders" means, as of any date of determination, Lenders whose Voting Percentages aggregate more than 66 2/3%.

          "Required Lenders Request" has the meaning specified in Section 2.14(b)(ii).

          "Relevant Period" shall have the meaning given such term in the definition of "Interest Coverage Ratio for the Relevant Period."

          "Responsible Officer" means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

          "Restricted Cash Collateral" means all cash or Cash Equivalents from time to time deposited into the Restricted Cash Collateral Account.

          "Restricted Cash Collateral Account" means, if no Default or Event of Default has occurred and is continuing, at the Borrower's option, (x) a blocked deposit account at Bank of America and (y) investment accounts at Bank of America, another Lender, or an Affiliate of either invested in such other Cash Equivalents as directed by the Borrower (provided that at least fifty percent (50%) of the aggregate amount held in all such investment accounts from time to time must be held in investment accounts at Bank of America or an Affiliate thereof), or if a Default or Event of Default has occurred and is continuing, a blocked non-interest bearing account at Bank of America, into which Net Disposition Proceeds of Permitted Dispositions shall be deposited in accordance with, and to the extent required by, Section 2.05(b), which accounts shall be established pursuant to the Restricted Cash Collateral Agreements and in which the Administrative Agent shall have a perfected, first priority security interest, subject to immaterial administrative costs of the institution holding such collateral.

          "Restricted Cash Collateral Agreements" means a security agreement, account control agreements or other documents relating to any other account which is a Restricted Cash Collateral Account as the Administrative Agent may require in order to cause Administrative Agent to have a perfected first priority security interest therein. Such documents shall be in form and substance satisfactory to Administrative Agent in its sole discretion and be accompanied by legal opinion(s) to Administrative Agent in form and substance satisfactory thereto relating to the security interest granted therein and such other matters as Administrative Agent may request, which opinion(s) shall be rendered by United States and/or Canadian counsel, as may be required by Administrative Agent.

          "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or of any option, warrant or other right to acquire any such capital stock.

          "Retail Timberlands Value" means, for any date, the product of (a) the arithmetic average price per thousand board feet of sawlogs weighted by grade and species (as reported by an outside index or reporting service acceptable to the Administrative Agent and the Required Lenders) for the twelve months preceding such date (net of any applicable log and haul costs per thousand board feet during such twelve months); and (b) the Merchantable Timber Inventory of the Borrower and its Subsidiaries as adjusted on or most recently before such date pursuant to the definition thereof in this Section 1.01.

          "S&P" means Standard and Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

          "Securitization Subsidiary" means the Subsidiary created by the Borrower as a special purpose vehicle in order to carry out the Permitted Securitization.

          "Security Agreement" means the Security Agreement, substantially in the form attached hereto as Exhibit I, dated as of the Closing Date, executed by the Borrower in favor of the Administrative Agent for the benefit of itself and the Lenders.

          "Segregated Account" has the meaning specified in Section 2.05(b).

          "Senior Note Indentures" means, collectively, (a) the First Supplemental Trust Indenture, dated as of August 18, 2000, between the Borrower and Bank One Trust Company, N.A. as Trustee, supplementing the Indenture dated as of April 2, 1999, authorizing the issuance and delivery of up to $190,000,000 aggregate principal amount of 8.500% senior notes due 2005, and (b) the Second Supplemental Trust Indenture, dated as of August 18, 2000, between the Borrower and Bank One Trust Company, N.A. as Trustee, supplementing the Indenture dated as of April 2, 1999, authorizing the issuance and delivery of up to $200,000,000 aggregate principal amount of 8.875% senior notes due 2010.

          "Senior Subordinated Note Indenture" means the Third Supplemental Trust Indenture, dated as of August 13, 2001, between the Borrower and Bank One Trust Company, N.A. as Trustee, supplementing the Indenture dated as of April 2, 1999, authorizing the issuance and delivery of up to $300,000,000 aggregate principal amount of 10.875% senior subordinated notes due 2008.

          "Settlement Reimbursement Payment" means any Released Amounts that are released to reimburse the Borrower for Permitted Repayments described in clause (ii) of the definition thereof paid by the Borrower after the date on which a Permitted Disposition has occurred.

          "Shareholders' Equity" means, as of any date of determination for the Borrower and its Subsidiaries on a consolidated basis, shareholders' equity as of that date determined in accordance with GAAP, but excluding (a) up to $10,000,000 in cash losses associated with the closure of the pulp mill located in Chetwynd, British Columbia, (b) up to $50,000,000 in non-cash gains or losses arising from (i) the pulp mill located in Samoa, California, (ii) the pulp mill located in Chetwynd, British Columbia, (iii) the 65% interest in a joint venture in Ireland that has an oriented strand board (OSB) mill, and (iv) the Borrower's industrial panel products segment, (c) up to $100,000,000 (in the aggregate) in non-cash items and non-cash gains or losses arising from Permitted Dispositions and (d) all non-cash charges related to FASB 142 adjustments.

          "Solvent" means, as to any Person at any time, that (a) the fair value of the property of such Person on a going concern basis is greater than the amount of such Person's liabilities (including contingent liabilities), as such value is established and such liabilities are evaluated for purposes of Section 101(32) of the Bankruptcy Code and, in the alternative, for purposes of the New York Uniform Fraudulent Conveyance Act or any similar state statute applicable to such Person or any of its Subsidiaries; (b) the present fair salable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including contingent liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

          "Specified Assets" shall have the meaning given such term in Section 7.05(a)(ii).

          "Stock" means all shares, options, warrants, general or limited partnership interests, units or other equivalents (regardless of how designated) of or in a corporation, general partnership,

  limited partnership, limited liability company, unlimited liability company, joint stock company, or equivalent entity whether voting or nonvoting, including common stock and preferred stock.

          "Stock Option Plan" means any stock option, stock purchase or other equity-based compensation plan or arrangement established or entered into for the benefit of any employee, director or consultant of the Borrower or any Subsidiary.

          "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (a) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person and (b) the financial statements of which are consolidated with those of such Person in accordance with GAAP. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower; provided, that the term "Subsidiary" shall not include any Dissolving Subsidiary unless the dissolution of such Dissolving Subsidiary has not been completed by July 31, 2002.

          "Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

          "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

          "Synthetic Lease Obligation" means the monetary obligation of a Person under any synthetic lease, tax retention operating lease, or similar financing product under which the Indebtedness is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

          "Target Date" has the meaning specified in Section 2.14(b)(ii)(D).

          "Taxes" has the meaning specified in Section 3.01(a).

          "Tender Offer Payment" shall mean any payment of principal or interest pursuant to a tender offer, redemption or other purchase, prepayment or defeasance prior to their stated maturity of amounts outstanding under any the notes issued pursuant to the Indentures (other than a Market

  Order Payment), together with any tender offer, redemption, purchase price or prepayment premiums, make-whole payments, accelerated fees and other prepayment charges required to be paid in connection therewith and any legal fees, financial advisory fees and other transaction costs incurred by the Borrower in connection therewith.

          "Third Amendment" means the Third Amendment to Credit Agreement among the Borrower, the Agent and the Lenders dated as of August 2, 2002.

          "Third Amendment Effective Date" means the "Effective Date" as defined in the Third Amendment.

          "Threshold Amount" means $25,000,000.

          "Timber Notes Receivable" means, collectively, (i) the promissory notes in the principal amount of approximately $50,000,000 by Sierra Pacific Industries in favor of L-P SPV, Inc., a Delaware corporation, and (ii) the promissory notes in the principal amount of approximately $354,000,000 by Simpson Timber Company in favor of L-P SPV2, LLC, a Delaware limited liability company.

          "Type" means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

          "UCC" means the Uniform Commercial Code.

          "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

          "Unreimbursed Amount" has the meaning specified in Section 2.03(c)(i).

          "Voting Percentage" means, as to any Lender, (a) at any time when the Commitments are in effect, such Lender's Pro Rata Share and (b) at any time after the termination of the Commitments, the percentage (carried out to the ninth decimal place) which (i) the sum of (A) the Outstanding Amount of such Lender's Loans, plus (B) such Lender's Pro Rata Share of the Outstanding Amount of L/C Obligations, then constitutes of (ii) the Outstanding Amount of all Loans and L/C Obligations; provided, however, that if any Lender has failed to fund any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder, until cure of such failure, such Lender's Voting Percentage shall be deemed to be -0-, and the respective Pro Rata Shares and Voting Percentages of the other Lenders shall be recomputed for purposes of this definition and the definition of "Required Lenders" without regard to such Lender's Commitment or the outstanding amount of its Loans and L/C Advances, as the case may be.

          "Wachovia" means Wachovia Bank, N.A.

        1.02    Other Interpretive Provisions.

        With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

          (a)  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b)  (i) The words "herein" and "hereunder" and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

            (ii)  Unless otherwise specified, Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

            (iii)  The term "including" is by way of example and not limitation.

            (iv)  The term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, and whether in physical or electronic form.

          (c)  In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

          (d)  Section headings herein and the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

        1.03    Accounting Terms.

          (a)  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

          (b)  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

        1.04    Rounding.

        Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

        1.05    References to Agreements and Laws.

        Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

        2.01    Loans.

        Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a "Loan") to the Borrower from time to time on any Business Day during the period from the Closing Date to the Maturity Date, in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Commitment; provided, however, that after giving effect to any Borrowing, (i) the aggregate Outstanding Amount of all Loans and L/C Obligations shall not exceed the lesser of (x) the Aggregate Commitments and (y) the sum of the Cash Collateral and the Collateral Value of the Borrowing Base, and (ii) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender's Pro Rata Share of the Outstanding Amount of all L/C Obligations shall not exceed such Lender's Commitment. Within the limits of each Lender's Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

        2.02    Borrowings, Conversions and Continuations of Loans.

          (a)  Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Loans as the same Type shall be made upon the Borrower's irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 9:00 a.m., San Francisco time, three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) 9:00 a.m., San Francisco time, on the requested date of any Borrowing of Base Rate Loans. Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans as the same Type, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or in the case of a non-requested conversion or continuation, continued as or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

          (b)  Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 10:00 a.m., San Francisco time, on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date of the Borrowing (whether an initial Borrowing, or a conversion or continuation of a Loan) there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.

          (c)  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders. During the existence of a Default, the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted, in the case of each such Loan, at the last day of the Interest Period for such Loan then in effect, to Base Rate Loans. During the existence of an Event of Default, the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

          (d)  The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Eurodollar Rate Loan upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. The Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.

          (e)  At any one time, after giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type as of such time, there shall not be more than seven Interest Periods covering different periods of time in effect with respect to Loans.

        2.03    Letters of Credit.

          (a)    The Letter of Credit Commitment.

              (i)  Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue standby Letters of Credit for the account of the Borrower, for the benefit of the Borrower or any of its Subsidiaries, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that the L/C Issuers shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Outstanding Amount of all L/C Obligations and all Loans would exceed the lesser of the Aggregate Commitments and the sum of Cash Collateral and the Collateral Value of the Borrowing Base, (y) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender's Pro Rata Share of the Outstanding Amount of all L/C Obligations would exceed such Lender's Commitment, or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. With respect to each Existing Letter of Credit, (i) all undrawn face amounts thereof shall constitute L/C Obligations, (ii) all drawings thereunder not reimbursed by the Borrower as required in the second sentence of Section 2.03(c)(i) shall constitute Unreimbursed Amounts, and (iii) the reimbursement obligations with respect thereto shall be governed by the terms and conditions hereof.

            (ii)  No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

              (A)  any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

              (B)  subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

              (C)  the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

              (D)  the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer; or

              (E)  such Letter of Credit is in a face amount less than $50,000, or is to be denominated in a currency other than Dollars.

            (iii)  No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

          (b)    Procedures for Issuance and Amendment of Letters of Credit; Evergreen Letters of Credit.

              (i)  Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent not later than 8:00 a.m., San Francisco time, at least two Business Days (or such later date and time as such L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.

            (ii)  Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a participation in such Letter of Credit in an amount equal to the product of such Lender's Pro Rata Share times the amount of such Letter of Credit.

            (iii)  If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer may, in it sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an "Evergreen Letter of Credit"); provided that any such Evergreen Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Nonrenewal Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the Business Day immediately preceding the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied. Notwithstanding anything to the contrary contained herein, the L/C Issuer shall have no obligation to permit the renewal of any Evergreen Letter of Credit at any time.

            (iv)  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

          (c)    Drawings and Reimbursements; Funding of Participations.

              (i)  Upon any drawing under any Letter of Credit, the L/C Issuer that issued such Letter of Credit shall notify the Borrower and the Administrative Agent thereof. Not later than 9:00 a.m., San Francisco time, on the date of any payment by such L/C Issuer under a Letter of Credit (each such date, an "Honor Date"), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and such Lender's Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Request for Credit Extension). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

            (ii)  Each Lender (including any Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer at the Administrative Agent's Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 10:00 a.m., San Francisco time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

            (iii)  With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender's payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

            (iv)  Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuers for any amounts drawn under any Letters of Credit, interest in respect of such Lender's Pro Rata Share of each such amount shall be solely for the account of the respective L/C Issuer.

            (v)  Each Lender's obligation to make Loans or L/C Advances to reimburse the L/C Issuers for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against any L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Loans, but not L/C Advances, pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than the delivery of a Request for Credit Extension). Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse each L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

            (vi)  If any Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

          (d)    Repayment of Participations.

              (i)  At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender's L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), or any payment of interest thereon, the Administrative Agent will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Administrative Agent.

            (ii)  If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned, each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect, but in no event to exceed the Maximum Rate.

          (e)    Obligations Absolute.    The obligation of the Borrower to reimburse any L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is refinanced by a Borrowing, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

              (i)  any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

            (ii)  the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

            (iii)  any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

            (iv)  any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

            (v)  any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

          The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the relevant L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

          (f)    Role of L/C Issuers.    Each Lender and the Borrower agree that, (i) in paying any drawing under a Letter of Credit, each L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document, (ii) the L/C Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and (iii) the L/C Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason. No Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (x) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (y) any action taken or omitted in the absence of gross negligence or willful misconduct; or (z) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses or this Section 2.03(f) to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer's willful misconduct or gross negligence or such L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.

          (g)    Cash Collateral.    Upon the request of the Administrative Agent, (i) if any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted, after the Honor Date thereof, in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount).

          (h)    Applicability of ISP98.    Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the "International Standby Practices 1998" published by the

  Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

          (i)    Letter of Credit Fees.    The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit equal to the Applicable Rate for Eurodollar Rate Loans times the actual daily maximum amount available to be drawn under each Letter of Credit. Such fee for each Letter of Credit shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date.

          (j)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers.    The Borrower shall pay directly to any L/C Issuer that has issued any Letters of Credit, for such L/C Issuer's own account, a fronting fee in an amount with respect to each such Letter of Credit equal to the greater of (i) $1,500 per annum and (ii) 1/8 of 1% per annum on the daily maximum amount available to be drawn thereunder, calculated as of the last day of each March, June, September and December, and shall be due and payable quarterly in arrears on each such day (unless such day is not a Business Day, in which case the payment date shall be extended to the next succeeding Business Day), commencing with the first such date to occur after the issuance of such Letter of Credit (or in the case of any Existing Letter of Credit, the first such date to occur after the Closing Date) and on the Letter of Credit Expiration Date. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such fees and charges are due and payable on demand and are nonrefundable.

          (k)    Conflict with Letter of Credit Application.    In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

          (l)    Existing Letters of Credit.    The outstanding standby letters of credit issued for the Borrower by Wachovia identified on Schedule 2.03(l), to which copies of such letters of credit are attached, shall be "Existing Letters of Credit" hereunder and Wachovia shall have the rights and obligations of an L/C Issuer under all the provisions of the Loan Documents, except that Wachovia shall not and shall not be obligated thereby to issue Letters of Credit. Wachovia shall exercise any rights or remedies it may have under any reimbursement agreements executed in connection with the Existing Letters of Credit and otherwise act in respect of such Existing Letters of Credit at the direction of the Administrative Agent (at the request of the Required Lenders to the extent required hereunder). In any such exercise or action, Wachovia shall be subject to, and entitled to the benefits of, Section 9.01.

        2.04    Optional Prepayments.

        The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty other than as required under Section 3.05; provided that (i) such notice must be received by the Administrative Agent not later than 8:00 a.m., San Francisco time, (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 (or the total amount of such Loans outstanding, if less than $5,000,000) or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 (or the total amount of such Loans outstanding, if less than $500,000) or a whole multiple of $100,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of such Lender's Pro Rata Share of such prepayment. If such notice is given by the Borrower, the

Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

        2.05    Mandatory Prepayments; Cash Collateral and Restricted Cash Collateral.

          (a)  If for any reason on any date the Outstanding Amount of all Loans and L/C Obligations at any time exceeds the lesser of (x) the Aggregate Commitments then in effect and (y) the sum of the Cash Collateral and the Collateral Value of the Borrowing Base on such date, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

          (b)  If the Borrower or any of its Subsidiaries shall at any time or from time to time consummate a Permitted Disposition, then (i) the Borrower shall promptly notify the Administrative Agent of the consummation of such Permitted Disposition (including the amount of the estimated Net Disposition Proceeds to be received by the Borrower or such Subsidiary), (ii) and, subject to the second sentence of this Section 2.05(b), immediately upon receipt thereof, deposit or cause to be deposited such Net Disposition Proceeds in the Restricted Cash Collateral Account. The Borrower shall not be required to deposit Net Disposition Proceeds from Permitted Dispositions made at any time when the Restricted Cash Collateral equals or exceeds the Aggregate Commitments; provided that all Net Disposition Proceeds of such Permitted Dispositions shall be placed in a segregated account (the "Segregated Account") and shall only be used for Permitted Payments to the extent such Permitted Payments would be permitted to be made under Section 2.14(b) if such Net Disposition Proceeds were Restricted Cash Collateral. Notwithstanding anything to the contrary herein or in any Restricted Cash Collateral Agreements, the Borrower shall be entitled to transfer, at any time, any amounts on deposit in the Restricted Cash Collateral Account which exceed the Aggregate Commitments at such time to the Segregated Account. Any such excess amounts so transferred from the Restricted Cash Collateral Account shall be free and clear of any Lien in favor of the Administrative Agent and such transfer of such excess amounts shall constitute evidence of the release of the Administrative Agent's Lien on such excess amounts.

          (c)  If the Borrower or any of its Subsidiaries shall at any time or from time to time receive Net Issuance Proceeds from the issuance of equity securities to any Person other than (i) from any such issuance to the Borrower or any other Subsidiary, (ii) in the case of any non-wholly owned Subsidiary, from any such issuance to the Borrower, any Subsidiary and any other owner pro rata based on such Persons' ownership interests prior to such issuance, and (iii) from any such issuance pursuant to a Stock Option Plan, then within three Business Days after receipt of the Net Issuance Proceeds therefrom, subject to Section 2.05(g), the Borrower shall prepay the Loans in an aggregate principal amount equal to 50% of such Net Issuance Proceeds.

          (d)  Subject to Section 2.05(e), any prepayment made under 2.05(c), or that would have been required to be made thereunder but was not because there were no Loans outstanding, shall result in a permanent reduction of the Aggregate Commitments by the amount of such prepayment that was made or that would have been made. Once reduced in accordance with this Section, the Commitments may not be increased. The Administrative Agent shall promptly notify the Lenders of any such reduction of Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share.

          (e)  If a reduction of the Aggregate Commitments as a result of any prepayment would result in the Aggregate Commitments being less than the aggregate undrawn face amount of all outstanding Letters of Credit, then such prepayment shall be Cash Collateralized but the Commitments shall be permanently reduced under this Section 2.05(e) only after such Letters of Credit are cancelled or expire in accordance with their terms.

          (f)    Prepayment of the Loans pursuant to this Section 2.05 shall be applied, first, to the payment in full of any L/C Borrowings outstanding, second, to the payment of Loans constituting Base Rate Loans or matured Eurodollar Rate Loans, as selected by the Borrower, and third, at the Borrower's option (which option will not be available if an Event of Default has occurred and is continuing), to Cash Collateralize Loans constituting unmatured Eurodollar Rate Loans (which Cash Collateral shall be applied on the maturity date of the relevant Interest Periods to prepay such Loans in order of their maturities) or to prepay any Loans constituting unmatured Eurodollar Rate Loans in the order of the maturity of their Interest Periods and all accrued interest and amounts payable pursuant to Section 3.05.

          (g)  If under the mandatory prepayment formulas in Sections 2.05(c) the Borrower would otherwise be required to prepay the Loans in an amount equal to or greater than $25,000,000 with respect to any individual equity issuance, then the Borrower shall be required instead to prepay the Loans in an amount equal to $24,999,999 and Cash Collateralize the remainder of such amount. If and to the extent any proposed equity issuance would result in the prepayments under this Section 2.05 to exceed $24,999,999 in the aggregate, then the Borrower shall prepay the Loans until such aggregate prepayments under this Section 2.05 equal $24,999,999, and shall either, at its option, (i) Cash Collateralize the excess, or (ii) subject to the first sentence of this Section 2.05(g), apply the excess to prepay the Loans and concurrently deliver to the Administrative Agent an opinion of counsel, reasonably satisfactory to the Administrative Agent, to the effect that the mandatory prepayment required as a result of such equity issuance does not violate any Contractual Obligations.

        2.06    Voluntary Reduction or Termination of Commitments.

        The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or permanently reduce the Aggregate Commitments to an amount not less than the then Outstanding Amount of all Loans and L/C Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., five Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination of the Aggregate Commitments. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

        2.07    Repayment of Loans.

        The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

        2.08    Interest.

          (a)  Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate. However, in no event shall the rate of interest payable pursuant to this Section 2.08 exceed the Maximum Rate.

          (b)  While any Event of Default exists or after acceleration, the Borrower shall pay interest on the principal amount of all outstanding Obligations (other than any Hedging Obligations, which shall be governed by the applicable agreement between the Borrower and the applicable Lender or the applicable Affiliate of a Lender, and without duplication of the Default Rate of interest on any L/C Borrowings due under Section 2.03(c)(iii)) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

          (c)  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

        2.09    Fees.

        In addition to certain fees described in subsections (i) and (j) of Section 2.03:

          (a)    Commitment Fee.    The Borrower shall pay a commitment fee to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a commitment fee equal to the Commitment Fee Percentage times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times from the Closing Date until the Maturity Date, including at any time during which one or more of the conditions in Article IV is not met. The commitment fee shall be calculated, and due and payable, quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date.

          (b)    Arrangement, Administrative, and Upfront Fees.    The Borrower shall pay an arrangement fee to Bank of America for the Arrangers' accounts, and shall pay an administrative fee to the Administrative Agent for the Administrative Agent's own account, in the amounts and at the times specified in the letter agreement, dated June 29, 2001 (the "Agent/Arranger Fee Letter"), between the Borrower and Bank of America, as an Arranger and the Administrative Agent. Direction to Agent and Wire Instructions re Disbursement of Proceeds of Initial Loan On the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, an upfront fee in the amount agreed to among each Lender, the Arrangers and the Borrower. Such upfront fees are for the credit facilities committed by the Lenders under this Agreement and are fully earned on the date paid. The upfront fee paid to each Lender is solely for its own account. All fees shall be fully earned when paid and are nonrefundable for any reason whatsoever.

        2.10    Computation of Interest and Fees.

        Interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

        2.11    Evidence of Debt.

          (a)  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans or L/C Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

          (b)  In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control.

        2.12    Payments Generally.

          (a)  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 12:00 noon, San Francisco time, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after 12:00 noon, San Francisco time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

          (b)  Subject to the definition of "Interest Period," if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

          (c)  Except as provided in Section 9.11, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses then owed under Section 10.04 and amounts payable under Article III, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

          (d)  Unless the Borrower or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

              (i)  if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative

    Agent in immediately available funds, at the Federal Funds Rate from time to time in effect; and

            (ii)  if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the "Compensation Period") at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing, but in no event to exceed the Maximum Rate. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

          A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

            (iii)  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

          (e)  The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

          (f)    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

        2.13    Sharing of Payments.

        If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in such Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment including the right of set-off, but subject to Section 10.09 with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

        2.14    Security; Release of Collateral.

          (a)  At all times after the Closing Date, the Obligations shall be secured in accordance with the Collateral Documents and this Agreement. In connection with the pledge of any Collateral which is included in the calculation of the Collateral Value of the Borrowing Base as reflected in a duly executed Borrowing Base Certificate delivered by the Borrower, the Borrower will from time to time execute or cause to be executed such security agreements, control agreements and any other documents incident to the granting or perfection of the Lien in such Collateral as Administrative Agent may reasonably request and any such documents will be "Collateral Documents" hereunder. Any pledge of new Mortgaged Property shall be subject to all of the conditions set forth in this Agreement relating to Mortgaged Property including those set forth in Section 4.01 (except that, in the case of Section 4.01(viii)(B), such appraisal reports shall show that the value of such Mortgaged Property, to the extent included in the Collateral Value of the Borrowing Base, causes the sum of the Cash Collateral and the Collateral Value of the Borrowing Base after inclusion of such Mortgaged Property to equal or exceed the aggregate Outstanding Amount of all Loans and L/C Obligations).

          (b)

              (i)  From time to time, the Borrower may request in writing that the Administrative Agent release its Lien on any portion of the Collateral (other than Restricted Cash Collateral and Cash Collateral). The Administrative Agent shall release such Lien on such Collateral, provided that:

              (A)  As of the date of such requested release, no Default or Event of Default exists or will occur as a result of such release (including any Default or Event of Default under Section 2.05(a) (shortfall in Collateral Value of Borrowing Base), calculated as of the date of such release both before and after giving effect thereto as set forth in a Borrowing Base Certificate certified by a Responsible Officer of the Borrower);

              (B)  With respect to release of any Collateral which is Collateral (as defined in the Security Agreement), the inventory Lien securing the Forex Obligation has been terminated as to the portion of such Collateral being released and either (x) the principal balance of the Restricted Cash Collateral Account is at least $30,000,000.00 as of the date of such requested release or (y) the Interest Coverage Ratio for the Relevant Period as of the date of such requested release is at least 2.0:1.00, as evidenced by an Interest Coverage Compliance Certificate;

              (C)  With respect to release of Collateral which is not Collateral (as defined in the Security Agreement) or Mortgaged Property, the Interest Coverage Ratio for the Relevant Period as of the date of such requested release is at least 2.0:1.00, as evidenced by an Interest Coverage Compliance Certificate;

              (D)  With respect to release of Collateral which is Mortgaged Property, on the date of such requested release, new Collateral not currently pledged to Administrative Agent is pledged to Administrative Agent (which shall include Net Disposition Proceeds from the Disposition of the Mortgaged Property so released to the extent that the pledge of such Net Disposition Proceeds is required pursuant to Section 2.05(b)), which new Collateral if valued as if it were to be included in the Collateral Value of the Borrowing Base would have a value at least equal to the Deemed Mortgaged Property Value of the Mortgaged Property being released as such Mortgaged Property would be valued if included in the Collateral Value of the Borrowing Base;

            (ii)  From time to time, but not more than monthly in connection with Settlement Reimbursement Payments, the Borrower may request in writing that the Administrative Agent release its Lien on any portion of Restricted Cash Collateral in connection with a Permitted Payment. In such request (a "Release Request"), the Borrower shall specify the type of Permitted Payment, the amount of such Restricted Cash Collateral to be released ("Requested Amount"), the date of such release, which date shall be no earlier than the Binding Commitment Date applicable to the type of Permitted Payment (the "Requested Release Date"), and a detailed description of the intended transaction, and the Borrower shall submit an Interest Coverage Compliance Certificate and a Borrowing Base Certificate, each calculated as of the date the Release Request is submitted. The Borrower shall submit the Release Request to the Administrative Agent, not later than 9:00 a.m., San Francisco time (i) on the day which is nine Business Days prior to the Requested Release Date if Required Lenders must approve such request because it is made in connection with the calculation of Projected Replacement Asset EBITDDA or any Projected Capital Expenditure EBITDDA (a "Required Lenders Request"), and (ii) no sooner than ten days and no later than two Business Days prior to the Requested Release Date if such Required Lenders approval is not needed. The Administrative Agent shall deliver the notice described in Section 2.14(b)(ii)(F) below to the Borrower (i) within 2 Business Days after the Borrower submits a Release Request (other than a Required Lenders Request) and has satisfied the conditions set forth in Section 2.14 (b)(ii)(A),(B),(D) and (E), or (ii) in the case of a Required Lenders Request, within 9 Business Days, after the Borrower submits such Required Lenders Request and has satisfied the conditions set forth in Section 2.14 (b)(ii)(A),(B),(D) and (E), provided that Required Lenders have approved such Required Lenders Request. Any Lender that does not approve any Required Lenders Request shall deliver to the Borrower a written statement of its reasonable grounds for its failure to approve such Required Lenders Request. The Lien on the Requested Amount, less any amounts retained pursuant to Section 2.14(g), if any, (the Requested Amount less such amounts shall be referred to as the "Released Amount") shall be deemed to be released on the Requested Release Date, or earlier if the Administrative Agent shall have provided the notice described in Section 2.14(b)(ii)(F) below, provided that:

              (A)  As of the date the Release Request is submitted, no Default or Event of Default exists or will occur as a result of such release (including any Default or Event of Default under Section 2.05(a) (shortfall in Collateral Value of Borrowing Base), calculated as of the date the Release Request is submitted both before and after giving effect to such release as set forth in a Borrowing Base Certificate certified by a Responsible Officer of the Borrower);

              (B)  As of the date the Release Request is submitted, the Interest Coverage Ratio for the Relevant Period is at least 2.0:1.00, as evidenced by an Interest Coverage Compliance Certificate;

              (C)  In the case of a release of Restricted Cash Collateral in connection with a Market Order Payment or Tender Offer Payment, as of the Requested Release Date or

      such earlier date on which the Administrative Agent shall have provided the notice described in Section 2.14(b)(ii)(F), either (i) there are no outstanding Loans or (ii) on or prior to such date, the Borrower shall have delivered to the Administrative Agent an irrevocable notice pursuant to Section 2.04 that all outstanding Loans will be prepaid from the Restricted Cash Collateral released or from the Borrower's other funds;

              (D)  In the case of a release of Restricted Cash Collateral in connection with a Capital Expenditure, (x) the Release Request has been submitted after the date on which the aggregate amount of Permitted Debt Payments (excluding Forex Payments which constitute the pledge of cash or Cash Equivalents to secure the Forex Obligation) made and applied to the payment of principal exceeds $150,000,000 (the "Target Date"), and (y) the Released Amount, when added to all disbursements of Restricted Cash Collateral (excluding any amounts that have been deposited pursuant to Section 2.14(f) or retained pursuant to Section 2.14(g) for a Permitted Payment other than a Capital Expenditure or the purchase of a Replacement Asset) (X) to purchase Replacement Assets and (Y) for Capital Expenditures, does not exceed fifty percent (50%) of the Net Disposition Proceeds resulting from Permitted Dispositions made after the Target Date that have been deposited either in the Restricted Cash Collateral Account or the Segregated Account;

              (E)  In the case of a release of Restricted Cash Collateral in connection with a purchase of Replacement Assets, (x) such request has been made after the date on which the aggregate amount of Permitted Debt Payments (excluding Forex Payments which constitute the pledge of cash or Cash Equivalents to secure the Forex Obligation) made and applied to the payment of principal exceeds $200,000,000, and (y) the Released Amount, when added to all disbursements of Restricted Cash Collateral (excluding any amounts that have been deposited pursuant to Section 2.14(f) or retained pursuant to Section 2.14(g) for a Permitted Payment other than a Capital Expenditure or the purchase of a Replacement Asset) (X) for Capital Expenditures and (Y) to purchase Replacement Assets, does not exceed fifty percent (50%) of the Net Disposition Proceeds resulting from Permitted Dispositions made after the Target Date that have been deposited either in the Restricted Cash Collateral Account or the Segregated Account; and

              (F)  The Administrative Agent shall have notified the Borrower that the conditions set forth in Sections 2.14(b)(ii)(A), (B), (D) and (E) have been satisfied, and where applicable, that the Required Lenders have approved the Projected Replacement Asset EBITDDA or Projected Capital Expenditure EBITDDA.

      The Administrative Agent shall be entitled to rely without further inquiry, and shall be fully protected in so relying, upon the accuracy of the certificates and other documents delivered to the Administrative Agent by the Borrower under this Section 2.14(b).

      Solely for purposes of determining Required Lenders' approval of a Required Lenders Request, necessary to release the Administrative Agent's Lien on any Restricted Cash Collateral pursuant to this Section 2.14(b)(ii), unless a Lender shall have approved in writing any Projected Replacement Asset EBITDDA or any Projected Capital Expenditure EBITDDA contained in any Interest Coverage Compliance Certificate by 5:00 p.m., San Francisco time, on the sixth Business Day after delivery of such Interest Coverage Compliance Certificate by the Borrower or the Administrative Agent, such Lender will be deemed to have disapproved such Projected Replacement Asset EBITDDA or Projected Capital Expenditure EBITDDA. Any Interest Coverage Compliance Certificate delivered pursuant to Section 2.14(b)(ii) requiring Required

      Lenders' approval shall be deemed to have been delivered as specified in Section 10.02 or on the date when such report is posted electronically on IntraLinks/IntraAgency or other relevant third-party commercial website (if any) on the Borrower's behalf.

          (c)  The Borrower hereby grants to the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, a Lien upon all cash, Cash Equivalents and deposit account balances at any time used to Cash Collateralize any of the Borrower's Obligations hereunder (collectively, but excluding the Restricted Cash Collateral, the "Cash Collateral"), and authorizes the Administrative Agent to apply such Cash Collateral to the payment of L/C Obligations pursuant to Section 9.11(c), to the payment of Eurodollar Rate Loans pursuant to Section 2.05(f), in each case as and when due. The Borrower authorizes and directs the Administrative Agent to apply amounts Cash Collateralized under Section 2.05(g) to Obligations as and when they become due.

          (d)  (i) In connection with the release of its Lien on any Collateral in accordance with Section 2.14(b)(i), the Administrative Agent shall execute and deliver to the Borrower such releases or other documents as the Borrower may reasonably request, at the sole cost of the Borrower, to effect and evidence the release of such Lien. Once any such Lien is released as to all or any portion of the Collateral, the property released from such Lien shall no longer be considered Collateral for purposes of this Agreement.

            (ii)  In connection with the release of its Lien on any the Restricted Cash Collateral in accordance with Section 2.14(b)(ii), the Administrative Agent shall execute and deliver to the Borrower such releases or other documents as the Borrower may reasonably request, at the sole cost of the Borrower, to evidence the release of such Lien. If the Lien on the Released Amount is deemed to be released pursuant to Section 2.14(b)(ii), the Borrower shall be entitled to transfer, in whole or in part, such Released Amount from the Restricted Cash Collateral Account on any Business Day with the 30 days from and after the Requested Release Date (or such earlier date as provided in Section 2.14(b)(ii)) solely for the specified Permitted Payment in the applicable Release Request. Any such transfer shall constitute evidence of the release of the Lien on such Released Amount. Once any such Lien is released as to all or any portion of the Restricted Cash Collateral, any such amounts released from such Lien shall no longer be considered Restricted Cash Collateral for purposes of this Agreement.

          (e)  In connection with any pledge of Collateral to the Administrative Agent for the benefit of the Lenders, the Borrower shall cause to be delivered to the Administrative Agent a legal opinion in form and substance satisfactory to the Administrative Agent relating to such pledge and such other matters as Administrative Agent shall request, which shall be rendered by U.S. and/or Canadian counsel as required by Administrative Agent.

          (f)    Subject to Section 2.14(g), promptly, but in any event within 3 Business Days after the Borrower or any of its Subsidiaries determines that any portion of a Released Amount will not be employed for the Permitted Payment specified in the applicable Release Request, the Borrower shall deposit or cause to be deposited such portion of the Released Amount in the Restricted Cash Collateral Account. Without limiting the foregoing, and subject to Section 2.14(g), with respect to any Released Amount, the Borrower shall promptly, but in any event within 3 Business Days after the following events, deposit or cause to be deposited the portion of the Released Amount not employed for the applicable Permitted Payment as follows:

              (i)  With respect to a Capital Expenditure or the purchase of Replacement Assets, the earlier of the date on which the Borrower or any Subsidiary is no longer subject to a binding commitment for such Capital Expenditure or purchase of Replacement Assets, as the case may be, or such Capital Expenditure or purchase of such Replacement Assets shall have been consummated in full;

            (ii)  With respect to a Market Order Payment or Tender Offer, the date which is 10 days after the last payment of principal with respect to such Market Order Payment or Tender Offer Payment;

            (iii)  With respect to a Permitted Repayment, the date which is 10 days after the last payment of principal with respect to such Permitted Repayment; and

            (iv)  With respect to a Forex Payment (other than a Forex Payment constituting a reimbursement to the Borrower), the date which is 30 days after the earlier of the Requested Release Date or such earlier date as provided in Section 2.14(b)(ii), in either case relating to the Requested Release to effect such Forex Payment.

  All amounts that the Borrower is required to deposit or caused to be deposited under this Section 2.14(f) shall be referred to as the "Excess Released Amount."

          (g)  Notwithstanding the requirements set forth in the foregoing Section 2.14(f), on the date that the Borrower must deposit or cause to be deposited any Excess Released Amount in the Restricted Cash Collateral Account pursuant to Section 2.14(f), if the conditions set forth in Section 2.14(b)(ii) have been satisfied with respect to a Released Amount in connection with a Permitted Payment other than the Permitted Payment generating such Excess Released Amount, and the Released Amount has not yet been transferred from the Restricted Cash Collateral Account, the Borrower shall only be required to deposit, or cause any Subsidiary to deposit the amount of the Excess Released Amount that exceeds such deemed Released Amount and the deemed Released Amount shall be reduced by the amount of such Excess Restricted Cash Collateral retained.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

        3.01    Taxes.

          (a)  Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) subject to the last sentence of Section 10.15(a), the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

          (b)  In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

          (c)  Subject to the last sentence of Section 10.15(a), if the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent (for the account of such Lender) or to such Lender, at the time interest is paid, such additional amount that such Lender specifies (in reasonable detail) as necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Lender would have received if such Taxes or Other Taxes had not been imposed.

          (d)  The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender (other than for any withholding permitted by clause (x) of the last sentence of Section 10.15(a)), (ii) amounts payable under Section 3.01(c) and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor and provides reasonable evidence of payment.

          (e)  Each Lender that is not an export credit agency hereby represents that, as of the date it became a Lender under this Agreement, it was not subject to any Taxes applicable to payments made by the Borrower hereunder.

        3.02    Illegality.

        If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay interest on the amount so prepaid or converted. Each Lender agrees, to the extent permitted by applicable law, to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

        3.03    Inability to Determine Rates.

        If the Administrative Agent determines in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such

Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for such Eurodollar Rate Loan, or (c) the Eurodollar Rate for such Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly notify the Borrower and all Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing, conversion or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

        3.04    Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

          (a)  If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender's compliance therewith (as so introduced or changed), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements utilized, as to Eurodollar Rate Loans, in the determination of the Eurodollar Rate), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

          (b)  If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof (as so introduced or changed), or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender's desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

        3.05    Funding Losses.

        Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

          (a)  any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

          (b)  any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

        For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the applicable offshore Dollar interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

        3.06    Matters Applicable to all Requests for Compensation.

          (a)  A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

          (b)  If the Borrower becomes obligated to make any additional or increased payment with respect to any Lender by reason of Section 3.01(a), or upon any Lender making a claim for compensation under Section 3.01 or 3.04 or having its obligations with respect to Eurodollar Rate Loans suspended under Section 3.02, the Borrower may remove or replace such Lender in accordance with Section 10.16.

        3.07    Survival.

        All of the Borrower's obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations.

        3.08    Dissolving Subsidiaries.

        Each of ABT Canada Limited., L-P Foreign Sales Corporation, Louisiana-Pacific, S.A. de C.V. and Louisiana-Pacific Acquisition Inc. (each, a "Dissolving Subsidiary") is in the process of, or has been, dissolved, and each such Person has no material assets and no material direct or contingent liabilities.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

        4.01    Conditions of Initial Credit Extension.

        The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

          (a)  Unless waived by all the Lenders (or by the Administrative Agent with respect to immaterial matters or immaterial items (which shall not include the incumbency certificate, resolutions, articles or bylaws of the Borrower) specified in clause (iii) or (iv) below with respect to which the Borrower has given assurances satisfactory to the Administrative Agent that such items shall be delivered promptly following the Closing Date), the Administrative Agent's receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

              (i)  executed counterparts of this Agreement and the Intercreditor Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

            (ii)  executed Pledge Agreement, Security Agreement and Deed of Trust in appropriate form for recording, as applicable, together with

              (A)  UCC-1 financing statements executed by the Borrower or the Subsidiaries, as applicable, to be filed, registered or recorded as necessary or advisable to perfect the

      Liens of the Administrative Agent for the benefit of the Lenders under the Collateral Documents in accordance with applicable law;

              (B)  written advice relating to such Lien and judgment searches as the Administrative Agent shall have reasonably requested with respect to any of the Collateral, and such termination statements or other documents, including payoff letters, as may be necessary to release any Lien not permitted by Section 7.01;

              (C)  evidence that all other actions necessary or, in the reasonable opinion of the Administrative Agent, desirable, have been taken to perfect and protect the first priority security interest created by the Collateral Documents other than the Security Agreement, subject only to Liens permitted under Section 7.01(c), (d) and (h), and the security interest created by the Security Agreement, subject only to Liens permitted under Section 7.01(b), (c), (d), (h), (j) and (o);

              (D)  evidence that adequate arrangements have been made for payment by the Borrower of any filing or recording tax or fee in connection with the Deed of Trust;

              (E)  with respect to the Mortgaged Property, standard A.L.T.A. or comparable policies of title insurance or a binder or binders issued by Fidelity National Title insuring or undertaking to insure, in the case of a binder, that the applicable Deed of Trust creates and constitute valid Liens against such Mortgaged Property in favor of the Administrative Agent, for the benefit of the Lenders, subject only to exceptions reasonably acceptable to the Administrative Agent and the Required Lenders, with such endorsements and affirmative insurance as the Administrative Agent or the Required Lenders may reasonably request;

              (F)  proof of payment of all title insurance premiums, documentary stamp or intangible taxes, recording fees and mortgage taxes payable in connection with the recording of the Deed of Trust or the issuance of the title insurance policies, including sums, if any, due in connection with any future advances that may be in the form of disbursement instructions and associated payoff letters approved by the relevant title insurers and reasonably acceptable to the Administrative Agent;

              (G)  all certificates and instruments representing Pledged Collateral and such stock transfer powers executed in blank as the Administrative Agent may specify; and

              (H)  evidence that the Administrative Agent has been named loss payee under applicable policies of casualty insurance covering the Collateral under the Security Agreement, and additional insured under all policies of liability insurance required by the Collateral Documents;

            (iii)  such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

            (iv)  such evidence as the Administrative Agent may reasonably require to verify that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including certified copies of each Loan Party's Organization Documents, certificates of good standing and/or qualification to engage in business and tax clearance certificates;

            (v)  a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that other than as disclosed in the quarterly financial statements of the Borrower for the period ended June 30, 2001 or in other public disclosures made by the Borrower or as disclosed in writing to the Lenders on or before October 16, 2001, there has been no event or circumstance since the date of the Audited Financial Statements which has or could be reasonably expected to have a Material Adverse Effect;

            (vi)  opinions of counsel to each Loan Party substantially in the forms of Exhibits E-1, E-2, and E-3;

          (vii)  evidence that the Existing Credit Facility has been or concurrently with the Closing Date is being terminated and that satisfactory arrangements have been made for the payment in full of all obligations thereunder;

          (viii)  a copy of (A) summary appraisal reports with respect to all of the timberlands owned by the Borrower and its Subsidiaries in Texas and Louisiana, and (B) detailed appraisal reports with respect to all of the Mortgaged Property, each in form and substance satisfactory to the Administrative Agent and the Lenders and prepared by an independent appraiser retained by the Administrative Agent at the Borrower's expense, and with respect to the appraisal of the Mortgaged Property, showing that the Collateral Coverage Ratio is at least 2.0:1.0;

            (ix)  evidence that the Permitted Securitization has closed and that the Borrower has a Borrowing Base (as defined in the Permitted Securitization Credit and Security Agreement) of at least $70,000,000;

            (x)  executed copies of the Second Amendment to Standby Purchase and Note Support Agreement, in form and substance acceptable to the Required Lenders; and

            (xi)  such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuers or the Required Lenders reasonably may require.

          (b)  Any fees required to be paid on or before the Closing Date pursuant to the Loan Documents shall have been paid.

          (c)  The Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

        4.02    Conditions to all Credit Extensions and Conversions and Continuations.

        The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of a Loan from a Eurodollar Rate Loan to a Base Rate Loan) is subject to the following conditions precedent:

          (a)  The representations and warranties of the Borrower in Article V, of the Borrower or any Loan Party in any Loan Document, and of the Borrower or any Loan Party in any document executed and delivered at any time under or in connection herewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, conversion or continuation, except to the extent that such representations and warranties provide that they are made as of an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

          (b)  No Default or Event of Default shall exist, or would result from such proposed Credit Extension, conversion or continuation.

          (c)  The Administrative Agent and, if applicable, the relevant L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

          (d)  The Administrative Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent or the Required Lenders reasonably may require.

        Each Request for Credit Extension submitted by the Borrower (other than a Loan Notice requesting only a conversion of a Loan from a Eurodollar Rate Loan to a Base Rate Loan) shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants to the Administrative Agent and the Lenders that:

        5.01    Existence, Qualification and Power; Compliance with Laws.

        It is duly qualified and is licensed and in good standing under the Laws of the State of Texas and has complied with all other conditions prerequisite to its lawfully doing business in each such State. Each Loan Party (a) is a corporation duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and has complied with all other conditions prerequisite to its lawfully doing business in each such jurisdiction, (d) is in compliance with all Laws applicable to such Loan Party or its properties, and (e) has all requisite corporate power and all government certificates of authority, licenses, permits, qualifications, and documentation to own, lease and operate its properties and to carry on its business as now being, and as proposed to be, conducted, except in each case referred to in clauses (c), (d) or (e), to the extent that failure to be so qualified, licensed, in good standing, in compliance, or to have such power, certificates, qualification or documentation, as applicable, could not reasonably be expected to have a Material Adverse Effect.

        5.02    Authorization; No Contravention.

        The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than the Liens created under the Loan Documents), any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or (c) violate any Law applicable to such Loan Party.

        5.03    Governmental Authorization.

        No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except, with respect to the perfection of the Liens granted to the Administrative Agent under the Loan Documents for the benefit of the Lenders, such recordings and filings described in Section 5.09.

        5.04    Binding Effect.

        This Agreement has been, and each other Loan Document, when delivered hereunder, will have been duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by Debtor Relief Laws or by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

        5.05    Financial Statements; No Material Adverse Effect.

          (a)  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) reflect all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, in each case to the extent required to be so reflected under GAAP consistently applied throughout the period covered thereby.

          (b)  Since the date of the Audited Financial Statements, other than as disclosed in the quarterly financial statements of the Borrower for the period ended June 30, 2001 or in other public disclosures made by the Borrower or as disclosed in writing to the Lenders on or before October 16, 2001, there has been no event or circumstance that has or could reasonably be expected to have a Material Adverse Effect.

        5.06    Litigation.

        Except as disclosed on Schedule 5.06 there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions provided for herein, or (b) could reasonably be expected to have a Material Adverse Effect.

        5.07    No Default.

        Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation which could be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would be reasonably expected to result from the consummation of the transactions provided for in this Agreement or any other Loan Document.

        5.08    Ownership of Property; Liens.

        The Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens other than Liens permitted by Section 7.01. The Borrower has good record and marketable title to all of the Land and standing Timber (as each such term is defined in the Deed of Trust), subject to Liens permitted by Section 7.01(h). As of the Closing Date, there is no financing statement or other document creating or evidencing a Lien now on file in any public office covering any of such Land or standing Timber except with respect to Liens permitted under Section 7.01(g) and (h).

        5.09    Collateral Documents.

          (a)  The provisions of each of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Lenders a legal, valid and enforceable security interest in all right, title and interest of the Borrower in the personal property Collateral; and, upon (i) the filing of financing statements in the appropriate governmental offices in the jurisdictions listed on Schedule 5.09(a) (other than any such governmental offices that refuse to accept such financing statements because the states in which such offices are located have modified their laws governing the filing of such financing statements), (ii) the recording of the Deed of Trust in the Texas counties identified in Schedule 5.09(b), (iii) the delivery to the Administrative Agent of the Pledged Collateral, and (iv) the execution and delivery of the Restricted Cash Collateral Agreements, the Administrative Agent for the benefit of the Lenders shall have a perfected first priority security interest in all right, title and interest of the Borrower in the personal property Collateral other than the Collateral under the Security Agreement and the Pledge Agreement, subject only to Liens permitted under Section 7.01(c) , (d), (h), and (j) and a perfected security interest in all right, title and interest of the Borrower in the Collateral under the Security Agreement and the Pledge Agreement, subject in priority only to Liens permitted under Section 7.01(b), (c), (d), (h), and (j), and, with respect to the Collateral under the Security Agreement, subject in priority to Liens permitted under Section 7.01(o), in each case to the extent such perfection may be effected through the filing of a financing statement or obtaining control under the UCC or a recording of a deed of trust.

          (b)  The Deed of Trust when delivered will be effective to grant to the Administrative Agent for the benefit of the Lenders a legal, valid and enforceable deed of trust lien on all the right, title and interest of the trustor under the Deed of Trust in the Mortgaged Property described therein. When the Deed of Trust is duly recorded in the official real property records of the counties in which the real property described in the Deed of Trust is located, and the recording fees and taxes in respect thereof are paid and compliance is otherwise had with the formal requirements of state law applicable to the recording of deeds of trust generally, (i) the Land and standing Timber (as each such term is defined in the Deed of Trust) will be subject to a legal, valid, enforceable and perfected first priority deed of trust or mortgage, as applicable, subject to no Liens except Liens permitted under Section 7.01(h) and (ii) the other Mortgaged Property will be subject to a legal, valid, enforceable and perfected first priority security interest, subject to no Liens except Liens permitted under Section 7.01(c), (d), (h) and (j).

          (c)  No person other than the Borrower has any mineral estate or any similar interest in or related to the Mortgaged Property that could, through the exercise of any right to use the surface of the land constituting Mortgaged Property for the extraction or development of such minerals or similar interest, interfere with the growing of timber thereon or the harvest of timber therefrom, or decrease the value of the Mortgaged Property as currently used, which interference or decrease could reasonably be expected to have a Material Adverse Effect.

          (d)  All representations and warranties of the Borrower in the Collateral Documents and all other Loan Documents (i) are true and correct in all material respects, except to the extent that such representations and warranties provide that they are made as of an earlier date, in which case they are true and correct in all material respects as of such earlier date and (ii) shall at all times be construed to be for the benefit of the Administrative Agent and the Lenders, and they shall remain in full force and effect, notwithstanding the assignment of any of the Collateral Documents or the foreclosure or the partial release of the Liens created thereunder, in each case, until the occurrence of the events described in Section 9.11(b)(i).

        5.10    Environmental and Zoning Compliance.

        The Borrower conducts, in the ordinary course of business, for itself and its Subsidiaries, a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. The Borrower's use and operation of the Mortgaged Property are in compliance with all applicable Laws, including all applicable land use and zoning laws, except to the extent that non-compliance could not be reasonably expected to have a Material Adverse Effect.

        5.11    Insurance.

        The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or its Subsidiaries operate.

        5.12    Taxes.

        The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are not yet delinquent (giving effect to any applicable grace or cure period) or are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. To the Borrower's knowledge, there is no proposed tax assessment against the Borrower or any Subsidiary that could, if made, be reasonably expected to have a Material Adverse Effect.

        5.13    ERISA Compliance.

          (a)  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being or will be processed by the IRS with respect thereto and such application is or will be within a remedial amendment period and, to the Borrower's knowledge, nothing has occurred which would prevent, or cause the loss of, such qualification which is not correctable without cost or at a cost that is immaterial. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

          (b)  There are no pending or, to the Borrower's knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could be reasonably expected to result in a Material Adverse Effect.

          (c)  (i) Except as specifically disclosed in Schedule 5.13, no ERISA Event has occurred within the past 12 years or is reasonably expected to occur; (ii) except as specifically disclosed in Schedule 5.13, no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, could be reasonably expected to result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

        5.14    Subsidiaries.

        As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.14 and has no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.14.

        5.15    Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

          (a)  The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 6.12 and Section 7.13. Neither the Borrower nor any of its Subsidiaries is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock.

          (b)  None of the Borrower, any Person controlling the Borrower, or any Subsidiary (i) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

        5.16    Solvency.

        The Borrower and each of its Subsidiaries is Solvent.

        5.17    Disclosure.

        No statement, information, report, representation, or warranty made by any Loan Party in any Loan Document or furnished to the Administrative Agent or any Lender by or on behalf of any Loan Party in connection with any Loan Document contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI.
AFFIRMATIVE COVENANTS

        So long as any Lender shall have any Commitment, or any Loan or other Obligation for the payment of money that has accrued and is payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.11, and 6.13) cause each Subsidiary to:

        6.01    Financial Statements and Timber Reports.

        Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

          (a)  as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions not reasonably acceptable to the Administrative Agent; and

          (b)  as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows for such fiscal quarter and for the portion of the Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as presenting fairly in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

          (c)  as soon as practicable and in any event (i) within 30 days after the end of each calendar month, internal monthly consolidated financial statements of the Borrower and its Subsidiaries by business segment, in reasonable detail and certified by a Responsible Officer of the Borrower as presenting, in all material respects, fairly and in a manner consistent with other such financial statements delivered under this Section 6.01(c), the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries and (ii) within 30 days after the end of each calendar month, a Borrowing Base Certificate; and

          (d)  as soon as practicable and in any event within 60 days after the end of each fiscal quarter, either (i) an appraisal report from the same independent appraiser that produced the initial report provided under Section 4.01(a)(viii)(B), prepared at the Borrower's expense, as of the end (or approximately the end) of the immediately preceding fiscal quarter, and in the form of and using the same appraisal methods and approaches as such initial report, or (ii) a certificate duly executed by a Responsible Officer of the Borrower, certifying and setting forth a complete report of all timber harvesting operations from the Mortgaged Property for such fiscal quarter (excluding, in the case of subclauses (i) and (ii), any report as to property which has been released from the Lien of the Deed of Trust prior to the date which is 60 days after the end of such fiscal quarter or earlier date of preparation of such report) (the "Quarterly Timber Report"), including the following:

            (A)  a summary of all locations of, and the number of acres constituting, the Mortgaged Property;

            (B)  a calculation of the Retail Timberlands Value as of the end of such fiscal quarter;

            (C)  a summary of activity, including a breakdown of harvesting under stumpage agreements and under other types of agreements, under (A) all outstanding timber cutting contracts or log sale agreements or auctions or sales of logs conducted orally on the Mortgaged Property whereby the Borrower, as seller, is or may become obligated to cut, harvest or otherwise remove timber from the timberlands and to sell or deliver such timber to third Persons, and (B) all stumpage and other timber cutting contracts, including Scaling Bureau summaries of log deliveries under all such contracts or agreements;

            (D)  a summary of the total amount of timber cut from the Mortgaged Property since the Closing Date and during the previous fiscal quarter classified by species, total volumes removed and acreage Disposed of with such additional details as the Required Lenders may reasonably request;

            (E)  an estimate of timber growth during the previous fiscal quarter, provided that, regardless of the actual amount of such estimate, the addition to Merchantable Timber Inventory for any consecutive four fiscal quarters based upon such estimate shall not exceed 4% of Merchantable Timber Inventory at the end of the fiscal quarter immediately preceding such four fiscal quarters;

            (F)  all proceeds received and revenues generated by such cutting, harvesting, sale, exchange, or disposition during the previous fiscal quarter and any other receipts from operation of the timberlands such as wood use fees;

            (G)  a summary of operating costs incurred in connection with such cutting, harvesting, or removal during the previous fiscal quarter; and

            (H)  a summary of the status of timber harvesting and similar permits applied for and received by the Borrower.

          (e)  not later than 45 days after notice to the Borrower by the Administrative Agent of its determination, in its sole discretion, or at the request of the Required Lenders, that the Mortgaged Property Per-Acre Value may no longer accurately reflect the average Dollar value per acre of the land comprising the Mortgaged Property or that the Deemed Mortgaged Property Value may no longer accurately reflect the value of the Mortgaged Property, a detailed appraisal report with respect to all of the land comprising Mortgaged Property as of the date which is 45 days after the date of such notice to Borrower (or earlier date of preparation of such report), in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders and prepared by an independent appraiser retained by the Administrative Agent at the Borrower's expense and approved by the Borrower (which approval shall not be unreasonably withheld or delayed), setting forth such appraiser's determination of the average Dollar value per acre of the Mortgaged Property and the Deemed Mortgaged Property Value.

        6.02    Certificates; Other Information.

        Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

          (a)  concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default or, if any such Default or Event of Default shall exist, stating the nature and status of such event;

          (b)  concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

          (c)  no later than 3 Business Days after requested by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

          (d)  promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower filed with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

          (e)  promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary as the Administrative Agent, at the reasonable request of any Lender, may from time to time request.

        6.03    Notices.

        Promptly (and in any event, with respect to Section 6.03(a), no later than 5 Business Days after knowledge thereof by a Responsible Officer) notify the Administrative Agent and each Lender:

          (a)  of the occurrence of any Default or Event of Default;

          (b)  of any matter that has resulted or could be reasonably expected to have a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

          (c)  of any litigation, investigation or proceeding affecting any the Borrower or any Subsidiary in which the amount involved exceeds the Threshold Amount, or in which injunctive relief or similar relief is sought, which relief, if granted, could be reasonably expected to have a Material Adverse Effect;

          (d)  of the occurrence of any ERISA Event;

          (e)  of any amendment, restatement, extension, supplement, refinancing, refunding, renewal or other modification of, or waiver or consent with respect to, the Canadian Credit Facility; and

          (f)    of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

        Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement or other Loan Document that have been breached.

        6.04    Payment of Obligations.

        Pay and discharge as the same shall become due and payable or before they become delinquent (giving effect to any applicable grace or cure period), as the case may be, all its obligations and liabilities, the nonpayment or nondischarge of which could reasonably be expected to have a Material Adverse Effect, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property not permitted hereunder; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing or governing such Indebtedness; except to the extent that any of the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

        6.05    Preservation of Existence and Rights.

        Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, and preserve or renew all of its registered patents, trademarks, trade names and service marks, except, in each case, in a transaction permitted by Section 7.04 or 7.05 or to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

        6.06    Maintenance of Properties.

          (a)  Maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof; (c) use the standard of care typical in the industry in the operation and maintenance of its facilities; and (d) not cause or permit any of the Personal Property (as defined in the Deed of Trust) to be removed from the county in which it was located on the Closing Date, except items that have become obsolete or worn beyond practical use and that have been replaced by adequate substitutes having a value equal to, or greater than, the replaced items when new; except in each case to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

        6.07    Maintenance of Insurance.

        Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

        6.08    Compliance with Laws.

        Comply in all material respects with the requirements of all Laws applicable to it or to its business or property, except in such instances in which (i) such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

        6.09    Books and Records.

        Maintain proper books of record and account, in which, in each case, in conformity with GAAP consistently applied, full, true and correct entries shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

        6.10    Inspection Rights.

        Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

        6.11    Compliance with ERISA.

        Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance with the applicable provisions of ERISA, the Code and other Federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code; except, in each case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

        6.12    Use of Proceeds.

        Use the proceeds of the Credit Extensions for working capital, capital expenditures, to refinance Indebtedness under the Existing Credit Facility and Indebtedness permitted hereunder, and other general corporate purposes not in contravention of any applicable Law or of any Loan Document.

        6.13.    Guaranties; Stock Pledges; Collateral Documents. At any time:

          (a)  Cause the following Subsidiaries to execute a guaranty of payment of the Obligations, substantially in the form of Exhibit B:

              (i)  each existing and future Domestic Subsidiary that holds assets (excluding intercompany assets) with book value constituting 5% or more of the aggregate consolidated book value of the assets (excluding intercompany assets) of the Borrower and its Subsidiaries; and

            (ii)  if the aggregate book value of the assets (excluding intercompany assets) held by the Borrower and the Subsidiaries that have executed a Guaranty pursuant to clause (i) of this Section 6.13(a) consists of 15% or less of the aggregate consolidated book value of assets (excluding intercompany assets) of the Borrower and its Subsidiaries, then all Domestic Subsidiaries.

  Notwithstanding the foregoing, neither the Securitization Subsidiary nor any Note Financing Subsidiary or any Subsidiary identified on Schedule 6.13(a) shall be required to execute a guaranty under this Section 6.13(a).

          (b)  Take all actions that the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority Lien in all right, title and interest of the Borrower in the following percentages of the Borrower's Stock in the following Subsidiaries, subject only to Liens permitted under Section 7.01, including the execution of amendments or other documentation in form and substance reasonably satisfactory to the Administrative Agent in order to add such percentages of Stock as pledged collateral under the Pledge Agreement, and the taking of all actions that the Administrative Agent reasonably deems necessary or advisable to perfect its Lien in such new Pledged Collateral, including the delivery of all certificates and instruments representing such new Pledged Collateral and such corresponding stock transfer powers executed in blank as the Administrative Agent may specify:

              (i)  100% of the Stock of each Domestic Subsidiary that is a Guarantor;

            (ii)  65% of the Stock of each Foreign Subsidiary that is owned by either the Borrower or by a Domestic Subsidiary of the Borrower and that holds assets (excluding intercompany assets) with book value constituting 5% or more of the aggregate consolidated book value of the assets (excluding intercompany assets) of the Borrower and its Subsidiaries; and

            (iii)  if the aggregate book value of the assets (excluding intercompany assets) held by the Borrower and the Subsidiaries that have executed a Guaranty pursuant to clause (i) of Section 6.13(a) consists of 15% or less of the aggregate consolidated book value of assets (excluding intercompany assets) of the Borrower and its Subsidiaries, then 65% of the Stock of each other Foreign Subsidiary that is owned by either the Borrower or by a Domestic Subsidiary of the Borrower.

          (c)  Reserved.

          (d)  Do all things necessary or proper to defend title to the Mortgaged Property, except that defense of a challenge or dispute with respect to such title shall not be required if the aggregate value of all Mortgaged Property for which title is being challenged or disputed has an aggregate fair market value of less than $3,000,000 (as determined in the most recent appraisal of such Mortgaged Property conducted pursuant to either Section 4.01(a)(viii), 6.01(d), or 6.01(e)). The Administrative Agent shall have the right, at any time, to intervene in any suit affecting such title and to employ independent counsel in connection with any such suit to which it may be a party by intervention or otherwise; and upon demand Borrower agrees to pay the Administrative Agent all reasonable costs and expenses paid or incurred by the Administrative Agent in respect of any such suit affecting title to any such property or affecting the Liens or rights of the Administrative Agent, for the benefit of the Lenders, under the Deed of Trust, including reasonable Attorney Costs, and the Borrower shall indemnify and hold harmless the Administrative Agent from and against any and all costs and expenses, including any and all cost, loss, damage or liability that the Administrative Agent may suffer or incur by reason of the failure or inability of the Borrower, for any reason, to convey the rights, titles and interests that the Deed of Trust purports to mortgage or assign, and all amounts at any time so payable by the Borrower under this Section 6.13(d) shall be secured by the Lien of the Deed of Trust and by the said assignment.

          (e)  Subject to the exception set forth in the first sentence of Section 6.13(d), protect, warrant and forever defend title to (i) the Land and standing Timber under and as defined in the Deed of Trust, and (ii) the other Mortgaged Property, unto the Administrative Agent and the Lenders and their respective successors and assigns, at the Borrower's expense, against all persons whomsoever lawfully having or claiming an interest therein or a Lien thereon, other than, with respect to such Land or standing Timber, Liens permitted under Section 7.01(h), and with respect to the other Mortgaged Property, Liens permitted under Sections 7.01(c), (d), (h) and (j).

          (f)    Promptly upon the written request by the Administrative Agent or the Required Lenders, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Administrative Agent or such Lenders, as the case may be, may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, subject, in priority, only to Liens permitted under Sections 7.01(c), (d), (h) and (j) (and, with respect to the Liens under the Security Agreement, Sections 7.01(b) and (o)) and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Administrative Agent and Lenders the rights granted or now or hereafter granted to the Lenders under any Loan Document.

ARTICLE VII.
NEGATIVE COVENANTS

        So long as any Lender shall have any Commitment, or any Loan or other Obligation for the payment of money that has accrued and is payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

        7.01    Liens.

        Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

          (a)  Liens pursuant to any Loan Document;

          (b)  Liens existing on the Closing Date not otherwise included in the other subsections of this Section 7.01 and which are listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

          (c)  Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

          (d)  carriers', warehousemen's, mechanics', materialmen's, repairmen's, loggers' or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

          (e)  pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

          (f)    Liens to secure (i) the non-delinquent (giving effect to any applicable grace or cure period) performance of bids, trade contracts (other than for borrowed money), leases, or statutory obligations, (ii) contingent obligations on surety, appeal, or performance bonds or letters of credit posted in lieu thereof and (iii) other non-delinquent (giving effect to any applicable grace or cure period) obligations of a like nature; in each case, incurred in the ordinary course of business;

          (g)  easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

          (h)  Liens described in Schedule B of the title insurance policies delivered to and approved by the Administrative Agent under Section 4.01(a)(ii)(E) or Section 6.13(c) in respect of the Mortgaged Property;

          (i)    Liens securing judgments for the payment of money (except to the extent fully bonded or covered by independent third-party insurance as to which the insurer has acknowledged in writing its obligation to cover) in an aggregate amount not in excess of the Threshold Amount, unless any such judgment remains undischarged for a period of more than 30 consecutive days during which execution is not effectively stayed;

          (j)    Liens securing Indebtedness permitted under Section 7.03(e) and Liens arising under operating leases; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness or proceeds thereof or in which an interest is acquired pursuant to such operating lease, as applicable, and (ii) any Indebtedness secured thereby does not exceed the cost of acquiring, improving or constructing the property so being financed;

          (k)  Liens arising pursuant to the Permitted Securitization;

          (l)    Liens on assets of a Person existing at the time such Person is merged into, consolidated with, or acquired by the Borrower or any Subsidiary pursuant to a transaction permitted hereunder; provided, that such Liens were not incurred in contemplation of such transaction and do not extend to any assets other than those of the Person merged into, consolidated with, or acquired by the Borrower or Subsidiary;

          (m)  Liens on assets existing at the time of acquisition of the assets by the Borrower or any Subsidiary pursuant to an acquisition permitted hereunder; provided, that such Liens were not incurred in contemplation of such acquisition and do not extend to any other assets owned by the Borrower or its Subsidiaries;

          (n)  Liens upon the accounts receivable, warehouse receipts, bills of lading, inventory, books and records related thereto, and proceeds thereof of Louisiana-Pacific Canada Ltd. and its Subsidiaries securing their obligations under the Canadian Credit Facility;

          (o)  Liens upon the Borrower's accounts receivable, inventory, books and records related thereto and proceeds thereof, and Liens upon the Borrower's or Louisiana-Pacific Canada, Ltd.'s cash or Cash Equivalents, books and records related thereto, and proceeds thereof, and Liens upon the Mortgaged Property subordinate to those of the Administrative Agent for the benefit of the Lenders, in each case securing the Forex Obligation;

          (p)  Liens in favor of Louisiana Agricultural Finance Authority ("LAFA") and its assignees on up to 1,000 acres of timberlands and standing timber thereon in Louisiana, and proceeds thereof, in connection with a release by LAFA and its assignees of certain liens against the Borrower;

          (q)  Liens securing Note Financings provided that they do not extend beyond the Purchase Money Notes monetized pursuant thereto, any note purchase agreement and guaranty or other transaction documents executed in connection with such Purchase Money Note, deposit and securities accounts established in connection with any Note Financing and any credit balances, funds or investments therein, any other indebtedness owed to the Note Financing Subsidiary by the obligors on the Purchase Money Notes and any guaranty thereof, rights and claims associated therewith, and any books, records and other documents related thereto and the proceeds thereof; and

          (r)  Liens arising under agreements relating to Permitted Dispositions or exchanges of assets permitted under this agreement on assets to be disposed of or exchanged pursuant thereto or on holdback, escrow, or similar accounts established in connection therewith.

        7.02    Investments.

        Make any Investments, except:

          (a)  Investments other than those permitted by subsections (b) through (m) of this Section 7.02 that exist on the Closing Date and are listed on Schedule 7.02;

          (b)  Investments held by the Borrower or such Subsidiary in the form of Cash Equivalents or short-term marketable securities;

          (c)  advances for travel, entertainment, relocation and analogous ordinary business purposes to officers, directors and employees of the Borrower and Subsidiaries outstanding on the Closing Date, or additional such advances made after the Closing Date in an aggregate amount not to exceed $7,500,000 at any time outstanding;

          (d)  Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker's compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

          (e)  Investments (x) of any Subsidiary in the Borrower, (y) by the Borrower or any Subsidiary in a wholly owned Domestic Subsidiary other than a Subsidiary identified on Schedule 6.13(a) or (z) of Borrower or any wholly owned Subsidiary of the Borrower in a Note Financing Subsidiary;

          (f)    Guaranty Obligations permitted by Section 7.03;

          (g)  Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business, and Investments received in satisfaction or partial satisfaction of claims against any Person, including pursuant to any plan of reorganization or similar arrangement pursuant to Debtor Relief Laws;

          (h)  Investments made in Purchase Money Notes, provided that they are monetized pursuant to Note Financings within sixty (60) days after the related Permitted Disposition, Investments made in Core Assets or Replacement Assets in connection with an exchange or the purchase of Replacement Assets permitted under Section 2.14, Section 7.05(k), and Section 7.05(l), and Investments made in notes issued under the Indentures, the Installment Notes (as defined in the Forex Agreement) and notes issued under any other Indebtedness permitted under Section 7.03 to the extent purchased in connection with a Permitted Debt Repayment;

          (i)    Investments made in transactions permitted by Section 7.04;

          (j)    Investments in any wholly owned Foreign Subsidiary; provided, that (i) immediately after any such Investment, the aggregate book value of assets (excluding intercompany assets) held by the Borrower and its Domestic Subsidiaries other than Subsidiaries identified on Schedule 6.13(a) consists of 15% or more of the aggregate consolidated book value of assets (excluding intercompany assets) of the Borrower and its Subsidiaries and (ii) the aggregate amount of such Investments, excluding Forex Payments received by the Borrower and paid to Louisiana-Pacific Canada Ltd. in respect of Forex Payments made by Louisiana-Pacific Canada Ltd., during the term of this Agreement does not exceed $50,000,000;

          (k)  Investments consisting of acquisitions, by Borrower or any of its wholly owned Domestic Subsidiaries, of Stock of another Person engaged solely in a Permitted Business pursuant to which such Person becomes a wholly owned Subsidiary of Borrower, or of assets constituting a business unit of a Permitted Business; provided, that: (i) such Person holds no liabilities, in the case of a Stock acquisition, and no liabilities are assumed, in the case of an asset acquisition, in each case excluding working capital liabilities; (ii) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of such proposed Investment or immediately after giving effect thereto; (iii) the consideration paid by the Borrower or such Subsidiary consists solely of its capital Stock; (iv) such Investments shall not exceed $400,000,000 in the aggregate during the term of this Agreement, valued at fair market value of the Stock used as consideration; (v) the entity to be acquired had a positive EBIT for the preceding fiscal year and for the 12 month period ending on the fiscal quarter immediately prior to the date of such proposed Investment, as demonstrated by such entity's audited financial statements or other financial statements satisfactory to the Administrative Agent that are true and correct in all material respects based on the Borrower's knowledge and due diligence, and for the portion of the current fiscal year ended with the most recent fiscal quarter, (vi) the Borrower delivers to the Administrative Agent (1) financial statements, in form and substance satisfactory to the Administrative Agent, demonstrating compliance with clause (v) above, and (2) a pro forma Compliance Certificate giving effect to and including the financial information of the entity to be acquired for the most recent four (4) fiscal quarters, demonstrating that no Default or Event of Default exists and (vii) with respect to any such Investments made after the Third Amendment Effective Date, the Investment is made in a Permitted Business relating to a Core Asset;

          (l)    Investments constituting obligations under Swap Contracts permitted under Section 7.03(d) or payments or advances thereunder; and

          (m)  additional Investments not otherwise permitted hereunder that are made at any time during the term of this Agreement; provided, that (i) immediately after any such Investment, the aggregate book value of assets (excluding intercompany assets) held by the Borrower and its Domestic Subsidiaries other than Subsidiaries identified on Schedule 6.13(a) consists of 15% or more of the aggregate consolidated book value of assets (excluding intercompany assets) of the Borrower and its Subsidiaries and (ii) the aggregate amount of such Investments during the term of this Agreement does not exceed $17,600,000.

        7.03    Indebtedness.

        Create, incur, assume or suffer to exist any Indebtedness, except:

          (a)  Indebtedness under the Loan Documents;

          (b)  Indebtedness outstanding on the Closing Date not otherwise included in the other subsections of this Section 7.03 and which is listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

          (c)  the Forex Obligation and Guaranty Obligations of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary;

          (d)  obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person and not for purposes of speculation or taking a "market view;" and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

          (e)  Indebtedness in respect of Capital Lease Obligations and Synthetic Lease Obligations and purchase money obligations for fixed or capital assets provided that any Lien securing such Indebtedness is permitted under Section 7.01;

          (f)    Indebtedness of the Borrower or any Subsidiary as a result of an Investment by the Borrower or any Subsidiary permitted under Section 7.02;

          (g)  Indebtedness of a Subsidiary incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Borrower or another Subsidiary pursuant to an acquisition permitted hereunder; provided, however, that on the date of such acquisition, after giving pro forma effect thereto and any related transactions as if the same had occurred at the beginning of the most recent four fiscal quarters for which financial statements were delivered pursuant to Section 6.01, the Borrower would be permitted to incur at least $1.00 of additional Indebtedness without violating the Debt to Capitalization Ratio test in Section 7.16(b);

          (h)  Indebtedness of the Borrower or any Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

          (i)    Indebtedness consisting of contingent obligations under letters of credit, surety bonds or similar instruments provided that any Lien securing such Indebtedness is permitted under Section 7.01(f);

          (j)    Indebtedness arising under the Permitted Securitization;

          (k)  Indebtedness of Louisiana-Pacific Canada Ltd. and its Subsidiaries under the Canadian Credit Facility; and

          (l)    Indebtedness under Note Financings.

        7.04    Fundamental Changes.

        Merge, consolidate with or into, or convey, transfer, lease or otherwise Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

          (a)  any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more Subsidiaries, provided, that when any wholly owned Subsidiary is merging with another Subsidiary, the wholly owned Subsidiary shall be the continuing or surviving Person, and provided further, that immediately after such merger, consolidation, conveyance, transfer, lease or Disposition, the aggregate book value of assets (excluding intercompany assets) held by the Borrower and its Domestic Subsidiaries other than Subsidiaries identified on Schedule 6.13(a) consists of 15% or more of the aggregate consolidated book value of assets (excluding intercompany assets) of the Borrower and its Subsidiaries;

          (b)  any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or to a Domestic Subsidiary; provided that if the seller in such a transaction is a wholly owned Subsidiary, then the purchaser must also be a wholly owned Subsidiary;

          (c)  any Note Financing Subsidiary may Dispose of all or substantially all of its assets in connection with a Note Financing; and

          (d)  any Subsidiary may Dispose of all or substantially all of its assets in connection with a Disposition permitted under Section 7.05(j), Section 7.05(k) and 7.05(l).

        7.05    Dispositions.

        Make any Disposition or enter into any agreement to make any Disposition, except the following Dispositions, which other than those described in Sections 7.05(a) and (b) shall be for fair market value and shall only be permitted with respect to assets which are not Collateral or which constitute Collateral being released from the Administrative Agent's Lien prior to or concurrently with such Disposition in accordance with the provisions hereof relating to release of such Collateral:

          (a)  Dispositions of (i) obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, along with related real property other than Mortgaged Property, if any, up to a maximum amount during the term of this Agreement of $10,000,000 and (ii) Core Assets and Non-Core Assets, whether now owned or hereafter acquired, which are Disposed of in any single transaction the Net Disposition Proceeds of which do not exceed $100,000 in connection with such single transaction, up to a maximum amount during the term of this Agreement of $20,000,000 (such assets described in this Section 7.05(a)(ii) herein referred to as the "Specified Assets");

          (b)  Dispositions of inventory in the ordinary course of business;

          (c)  Dispositions of Cash Equivalents in the ordinary course of business;

          (d)  exchanges by the Borrower of timberlands for other timberlands in the ordinary course of business if:

              (i)  at the time of such exchange, no Default or Event of Default exists or shall result from such exchange (including any Default or Event of Default under Section 2.05(a) (shortfall in Collateral Value of Borrowing Base) and, in connection with any exchange of Collateral, Borrower shall have delivered to Administrative Agent a confirming Borrowing Base Certificate certified by a Responsible Officer of the Borrower as of the date of such exchange, including calculations of compliance with Section 2.05(a) both before and after giving effect to such exchange; and

            (ii)  if the exchange includes Mortgaged Property:

              (A)  the aggregate fair market value of all Mortgaged Property so exchanged by the Borrower does not exceed on a cumulative basis $50,000,000 during the term of this Agreement;

              (B)  the timberlands to be received in exchange are of at least an equivalent fair market value to the timberlands that constitute Mortgaged Property to be exchanged;

              (C)  the Administrative Agent has received, in form and substance satisfactory to it, copies of appraisals or valuations for the Mortgaged Property to be exchanged and the other timberlands to be received in the exchange, which appraisals or valuation shall, in the case of any exchange where the Borrower is transferring properties (in one or a series of related transactions) having a fair market value in excess of $10,000,000 to be prepared by an independent appraiser reasonably acceptable to the Administrative Agent, and in all other cases the appraisal or other valuation may be prepared by the Borrower in such form and content as is usual and customary in accordance with past practices of the Borrower;

          (e)  Any Disposition to the extent it constitutes the granting of a Lien permitted under Section 7.01, an Investment permitted by Section 7.02, a transaction permitted by Section 7.04, a Restricted Payment permitted by Section 7.07, or a sale and leaseback transaction permitted by Section 7.11;

          (f)    Dispositions by the Borrower and its Subsidiaries pursuant to the Permitted Securitization;

          (g)  Dispositions of assets other than the Collateral between or among the Borrower and one or more Subsidiaries (including any Person that becomes a Subsidiary in connection with such transaction) or between or among two or more Subsidiaries (including any Person that becomes a Subsidiary in connection with such transaction);

          (h)  Dispositions constituting leases or subleases of property of the Borrower or any Subsidiary in the ordinary course of business and not materially interfering with the business of the Borrower and the Subsidiaries;

          (i)    Dispositions constituting licenses of intellectual property of the Borrower or any Subsidiary; and

          (j)    Subject to the Borrower first establishing and maintaining a Restricted Cash Collateral Account, Permitted Non-Core Asset Dispositions if:

              (i)  at the time of such Permitted Non-Core Asset Disposition no Default or Event of Default exists or shall result from such Permitted Non-Core Asset Disposition (including any Default or Event of Default under Section 2.05(a) (shortfall in Collateral Value of Borrowing Base), and, in connection with any Permitted Non-Core Asset Disposition of Collateral, Borrower shall have delivered to Administrative Agent a confirming Borrowing Base Certificate certified by a Responsible Officer of the Borrower as of the date of such Disposition, including calculations of compliance with Section 2.05(a) both before and after giving effect to such Disposition;

            (ii)  the consideration received in such Permitted Non-Core Asset Disposition is in the form of cash, Cash, Cash Equivalents, or Purchase Money Notes; and

            (iii)  Net Disposition Proceeds of such Permitted Non-Core Asset Disposition (including net proceeds of any Note Financing) are deposited into the Restricted Cash Collateral Account in accordance with, and to the extent required by, Section 2.05(b) to be held for application in accordance therewith.

        As used herein, "Permitted Non-Core Asset Disposition" means any Disposition by the Borrower or its Subsidiaries of Non-Core Assets consummated after the Third Amendment Effective Date (except for Dispositions made in accordance with Section 7.05(m)), but excluding any Disposition of Collateral (as defined in the Security Agreement) until the conditions to release of the Administrative Agent's Lien on such Collateral contained in Section 2.14(b)(i)(B) hereof are satisfied and until the Borrower obtains any necessary consents under the Permitted Securitization, if any, and excluding Disposition of Specified Assets. As used herein, "Non-Core Assets" mean (i) timberlands, lumber mills, pulp mills, office facilities, distribution centers, industrial panel plants, plywood plants and the Borrower's wholesale lumber business including, in each case, related assets, (ii) any plants and facilities of the Borrower which have been nonoperational for at least ninety (90) consecutive days immediately prior to Disposition thereof (including assets which would otherwise constitute Core Assets but for being so nonoperational), and (iii) all other assets that are not Core Assets;

          (k)  exchanges by the Borrower or any Subsidiary of Non-Core Assets for Core Assets and Non-Core Assets if:

              (i)  at the time of such exchange, no Default or Event of Default exists or shall result from such exchange (including any Default or Event of Default under Section 2.05(a) (shortfall in Collateral Value of Borrowing Base), and, in connection with any exchange of Collateral, Borrower shall have delivered to Administrative Agent a confirming Borrowing Base Certificate certified by a Responsible Officer of the Borrower as of the date of such exchange, including calculations of compliance with Section 2.05(a) both before and after giving effect to such exchange;

            (ii)  the aggregate fair market value of all Non-Core Assets so exchanged by the Borrower and its Subsidiaries from the Third Amendment Effective Date does not exceed on a cumulative basis $300,000,000 during the term of this Agreement;

            (iii)  the aggregate fair market value of the Core Assets and Non-Core Assets to be received in exchange (the "Exchange Value") is at least equal to the fair market value of the Non-Core Assets to be exchanged and the fair market value of such Core Assets constitutes at least 80% of the Exchange Value; and

            (iv)  the Administrative Agent has been notified of such proposed exchange and shall have received, in form and substance satisfactory to it, copies of appraisals or valuations for the Non-Core Assets to be exchanged and the Core Assets and Non-Core Assets to be received in the exchange, which appraisals or valuation shall, in the case of any exchange where the Borrower is transferring Non-Core Assets (in one or a series of related transactions) having a fair market value in excess of $50,000,000 to be prepared by an independent appraiser, investment banker or other valuation consultant reasonably acceptable to the Administrative Agent, and in all other cases the appraisal or other valuation may be prepared by the Borrower.

          To the extent any transaction includes both a Permitted Disposition and an exchange under this Section 7.05(k), the component which constitutes a Permitted Disposition shall be governed by the provisions of this Agreement relating thereto and the component which is an exchange under this Section 7.05(k) shall be governed hereby, as if each such component were a separate transaction.

          (l)    Subject to the Borrower first establishing and maintaining a Restricted Cash Collateral Account, Permitted Core Asset Dispositions if:

              (i)  at the time of such Permitted Core Asset Disposition no Default or Event of Default exists or shall result from such Permitted Core Asset Disposition (including any Default or Event of Default under Section 2.05(a) (shortfall in Collateral Value of Borrowing Base), and, in connection with any Permitted Core Asset Disposition of Collateral, Borrower shall have delivered to Administrative Agent a confirming Borrowing Base Certificate certified by a Responsible Officer of the Borrower as of the date of such Disposition, including calculations of compliance with Section 2.05(a) both before and after giving effect to such Disposition;

            (ii)  the consideration received in such Permitted Core Asset Disposition is in the form of cash, Cash, Cash Equivalents, Purchase Money Notes or Replacement Assets; and

            (iii)  Net Disposition Proceeds of such Permitted Core Asset Disposition (including net proceeds of any Note Financing) are deposited into the Restricted Cash Collateral Account in accordance with, and to the extent required by, Section 2.05(b) to be held for application in accordance therewith.

          As used herein, "Permitted Core Asset Disposition" means any Disposition of Core Assets consummated after the Third Amendment Effective Date, the Net Disposition Proceeds of which and value of Replacement Assets received in connection therewith which (valued at fair market value on the date of receipt by the Borrower and its Subsidiaries as demonstrated to the reasonable satisfaction of the Administrative Agent, without giving effect to subsequent changes in value), when added to the Net Disposition Proceeds and value of Replacement Assets received in connection therewith (valued at fair market value on the date of receipt by the Borrower and its Subsidiaries as demonstrated to the reasonable satisfaction of the Administrative Agent, without giving effect to subsequent changes in value) of all other Dispositions of Core Assets consummated after the Third Amendment Effective Date (including any to be made concurrently with such Disposition), would not exceed $50,000,000; provided that Permitted Core Asset Disposition shall exclude any Disposition of Collateral (as defined in the Security Agreement) until the conditions to release of the Administrative Agent's Lien on such Collateral contained in Section 2.14(b)(ii) hereof are satisfied and until the Borrower obtains any necessary consents under the Permitted Securitization, if any, and any Disposition of Specified Assets. As used herein, "Core Assets" mean any asset relating to oriented strand board, composite wood products, engineered wood products, and plastic building products, excluding any such asset which has been nonoperational for at least ninety (90) consecutive days immediately prior to Disposition thereof.

          (m)  Dispositions of Non-Core Assets by Louisiana-Pacific Canada Ltd., Louisiana-Pacific Canada Pulp Co., LP Canada Engineered Wood Products Ltd. and Louisiana Pacific de Mexico, S.A. de C.V., the aggregate Net Disposition Proceeds of which from and after the Third Amendment Effective Date do not exceed $30,000,000.00.

        7.06    Lease Obligations.

        Create, suffer to exist, or commit to incur any obligations for the payment of rent for any property under any operating lease if such creation, sufferance or commitment would cause the aggregate annual rents for the Borrower and its Subsidiaries to exceed $50,000,000 in any fiscal year.

        7.07    Restricted Payments.

        Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

          (a)  each Subsidiary may make Restricted Payments to the Borrower and to wholly owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of capital stock of such Subsidiary on a pro rata basis based on their relative ownership interests);

          (b)  the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock of such Person;

          (c)  the Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock;

          (d)  the Borrower or any Subsidiary may purchase, redeem, or otherwise acquire or retire any of its Stock pursuant to a Stock Option Plan; provided that the aggregate price so paid may not exceed $3,000,000 in any calendar year; and

          (e)  the Borrower may redeem any share purchase rights issued pursuant to its share purchase rights plan existing as of the Closing Date (as the same may be amended from time to time) or any similar successor or replacement share purchase rights plan, for a redemption price not to exceed $0.01 per share purchase right, provided that the aggregate price so paid may not exceed $2,000,000 in any calendar year.

        7.08    ERISA.

        At any time engage in a transaction which could be subject to Section 4069 or 4212(c) of ERISA, or permit any Plan to (a) engage in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), which, with respect to each event listed above, could be reasonably expected to have a Material Adverse Effect.

        7.09    Change in Nature of Business.

        Engage in any material line of business other than any business conducted by the Borrower and its Subsidiaries on the Closing Date and any reasonable extension thereof.

        7.10    Transactions with Affiliates.

        Enter into any transaction of any kind with any Affiliate of the Borrower (other than a Domestic Subsidiary besides a Subsidiary listed on Schedule 6.13(a)), except

          (a)  any employment, compensation, benefit or indemnification arrangement entered into by the Borrower or any Subsidiary in the ordinary course of business with directors or employees;

          (b)  loans or advances to directors, employees and consultants in the ordinary course of business or guarantees in respect thereof or otherwise made on their behalf (including any payments on such guarantees);

          (c)  sales of Stock to Affiliates of the Borrower;

          (d)  arm's-length transactions for fair value with Affiliates that are otherwise permitted hereunder.

        7.11    Sale and Leaseback Transactions.

        Enter into any sale and leaseback transaction unless (a) the Borrower or such Subsidiary, as applicable, can incur any Indebtedness arising from such transaction without violating Section 7.03, (b) the Borrower or such Subsidiary, as applicable, can incur any Lien to secure Indebtedness arising from such transaction without violating Section 7.01, and (c) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value of the property that is the subject of the transaction, and (d) the transfer of assets in that sale and leaseback transaction is permitted by, and the proceeds of the transaction are applied in compliance with, Section 7.05.

        7.12    Burdensome Agreements.

        Enter into any Contractual Obligation after the Closing Date that limits the ability (a) of any Subsidiary to make Restricted Payments to the Borrower, except for (i) limitations on dividends by any Subsidiary that is a special purpose vehicle created for the consummation of a financing transaction that is on terms and conditions satisfactory to the Administrative Agent and the Required Lenders (it being acknowledged that the Permitted Securitization is satisfactory) or a Note Financing and (ii) limitations on Restricted Payments by documents governing acquisition transactions permitted hereunder, or (b) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person pursuant to the pledge of any Stock by the Borrower under Section 6.13(b) or (c) of any Domestic Subsidiary other than the Securitization Subsidiary, a Note Financing Subsidiary, or a Subsidiary identified on Schedule 6.13(a) to execute a Guaranty; in each case, whether or not circumstances giving rise to the requirement to pledge Stock or execute a Guaranty has occurred or is likely to occur.

        7.13    Use of Proceeds.

        Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

        7.14    Indentures; Payments on Indebtedness.

        Make any prepayment on account of, or redemption or acquisition for value of any portion of, in each case on a voluntary basis, any Indebtedness where the total principal amount of such Indebtedness exceeds $10,000,000 (except pursuant to the Permitted Securitization, the Obligations and subject to Section 2.14(b)(ii) above, a Permitted Debt Payment made from amounts deposited in the Restricted Cash Collateral Account or the Segregated Account or a Forex Payment made from other amounts held by Louisiana-Pacific Canada Ltd.), or otherwise agree to amend or modify the payment terms or other terms thereof or of any term of the Forex Agreement or any Indenture, without the prior written consent of the Administrative Agent and the Required Lenders, except that only the consent of the Administrative Agent shall be required for amendments to any Indenture for the purpose of (a) complying with the requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of such Indenture under the Trust Indenture Act of 1939, (b) adding or changing any of the provisions of such Indenture to the extent necessary to permit or facilitate the issuances of unsecured debentures, notes, and other evidences of indebtedness thereunder in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of any such unsecured debentures, notes, and other evidences of indebtedness in uncertificated form, or (c) evidencing or providing for the acceptance of appointment thereunder by a successor trustee with respect to the unsecured debentures, notes, and other evidences of indebtedness thereunder of one or more series and to add to or change any of the provisions of such Indenture as may be necessary to provide for or facilitate the administration of the trust thereunder by more than one trustee, pursuant to the requirements thereof.

        7.15    Mineral Rights.

        Grant an interest in any mineral estate or any similar interest in or related to any Mortgaged Property without simultaneously Disposing of such Mortgaged Property pursuant to a Disposition otherwise permitted hereunder, unless such grant in the context of such transaction could not reasonably be expected to cause the representation in Section 5.09(c) to no longer be true in all material respects after giving effect to such transaction or otherwise result in a Material Adverse Effect.

        7.16    Financial Covenants.

          (a)    Shareholders' Equity.    Permit Shareholders' Equity as of the end of any fiscal quarter of the Borrower to be less than the sum of (a) $1,003,850,000, and (b) an amount, not less than 0, equal to 50% of the cumulative Consolidated Net Income earned in all fiscal quarters after the fiscal quarter ended June 30, 2001 and (c) an amount equal to 100% of the aggregate increases in Shareholders' Equity after the Closing Date by reason of the issuance and sale of capital stock of the Borrower (including upon any conversion of debt securities of the Borrower into such capital stock).

          (b)    Maximum Debt to Capitalization Ratio.    Permit the Debt to Capitalization Ratio, measured as of the end of each fiscal quarter ending on the dates listed below, to exceed the percentage set forth opposite such dates:

Fiscal Quarter Ending	Maximum Debt to Capitalization Ratio
September 30, 2001	52.5%
December 31, 2001	52.5%
March 31, 2002	52.5%
June 30, 2002	52.5%
September 30, 2002	52.5%
December 31, 2002	50.0%
March 31, 2003	50.0%
June 30, 2003	50.0%
September 30, 2003	50.0%
December 31, 2003 and thereafter	47.5%

          (c)    Minimum EBITDDA.    Permit Consolidated EBITDDA, for any period of four consecutive quarters ending on a date listed below, to be less than the amount set forth opposite such date:

Fiscal Quarters Ending	Minimum EBITDDA
December 31, 2001	$50,000,000
March 31, 2002	$60,000,000
June 30, 2002	$40,000,000
September 30, 2002	$70,000,000
December 31, 2002	$120,000,000
March 31, 2003	$198,200,000
June 30, 2003	$269,300,000
September 30, 2003	$302,500,000
December 31, 2003 and thereafter	$330,000,000

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

        8.01    Events of Default.

        Any of the following shall constitute an Event of Default:

          (a)    Non-Payment.    The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document, other than Hedging Obligations that constitute termination obligations under Swap Contracts; or (iv) within fifteen days after the same becomes due, any Hedging Obligations that constitute termination obligations under Swap Contracts; or

          (b)    Specific Covenants.    The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 2.14(f), Section 6.01, 6.02(a), 6.02(b), 6.02(c), 6.05, 6.10 or 6.12 or Article VII; or

          (c)    Other Defaults.    Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

          (d)    Representations and Warranties.    Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein, in any other Loan Document, or in any document, agreement, instrument or certificate executed and delivered in connection herewith or therewith proves to have been incorrect in a material respect when made or deemed made; or

          (e)    Cross-Default.    (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any of its Indebtedness or Guaranty Obligations (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guaranty Obligation or contained in any instrument or agreement evidencing, securing or relating thereto after the expiration of any cure or grace period applicable to such failure, or any other event occurs, and continues beyond any cure or grace period applicable thereto, which failure, default or other event has not been waived and the effect of which is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased or redeemed (automatically or otherwise) prior to its stated maturity (other than a mandatory prepayment under Section 8.1 of the Note Purchase Agreements, dated October 3, 1997 (Sierra) and June 30, 1998 (Simpson) with respect to notes issued by special purpose subsidiaries of the Borrower and secured by the Timber Notes Receivable or acceleration or mandatory prepayment of a Note Financing which is Non-Recourse), or such Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded (provided that after Forex Payments have been made constituting cash collateral or cash deposits equal to at least 100% of the remaining payment obligations under the Installment Notes (as defined in the Forex Agreement) or the Forex Obligation, as applicable, this provision shall not apply to the Forex Agreement, the Installment Notes (as defined in the Forex Agreement) or the indenture under which such Installment Notes were issued); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

          (f)    Insolvency Proceedings, Etc.    Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

          (g)    Inability to Pay Debts; Attachment.    (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, discharged, stayed, vacated or fully bonded within 60 days after its issue or levy; or

          (h)    Judgments.    There is entered against the Borrower or any Subsidiary (i) a final judgment or order for the payment of money (to the extent such judgment or order is not fully bonded or covered by independent third-party insurance as to which the insurer does not dispute coverage) in an aggregate amount exceeding the Threshold Amount, or (ii) any non-monetary final judgment that has, or could reasonably be expected to have, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

          (i)    ERISA.    (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

          (j)    Invalidity of Loan Documents.    Any Loan Document, at any time after its execution and delivery and for any reason, ceases to be in force and effect in any material respect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any material respect, other than, in each case, (i) pursuant to the terms of such Loan Document or the Agreement, (ii) with the agreement of all the Lenders, or (iii) upon the satisfaction in full of all the Obligations; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, prior to the satisfaction in full of all the Obligations and the obligations under such Loan Document; or any Loan Party purports unilaterally to revoke, terminate or rescind any Loan Document; or

          (k)    Change of Control.    There occurs any Change of Control.

        8.02    Remedies Upon Event of Default.

        If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders,

          (a)  declare the commitment of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

          (b)  declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

          (c)  require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

          (d)  exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection (f) of Section 8.01, the obligation of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

ARTICLE IX.
ADMINISTRATIVE AGENT

        9.01    Appointment and Authorization of Administrative Agent.

          (a)  Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

          (b)  Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Lenders to act for such L/C Issuer with respect thereto; provided, however, that each L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Administrative Agent" as used in this Article IX included the L/C Issuers with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuers.

        9.02    Delegation of Duties.

        The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

        9.03    Liability of Administrative Agent.

        No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Person that has ever been a Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Person that has ever been a Loan Party, or any Affiliate thereof.

        9.04    Reliance by Administrative Agent.

          (a)  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Person that has ever been a Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants. Where this Agreement expressly permits or prohibits an action unless the Required Lenders otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.

          (b)  For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

        9.05    Notice of Default.

        The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

        9.06    Credit Decision; Disclosure of Information by Administrative Agent.

        Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Person that has ever been a Loan Party, or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of all Persons that have ever been Loan Parties hereunder and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and each other Person that are or may become Loan Parties hereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Person that has ever been a Loan Party or any of their respective Affiliates that may come into the possession of any Agent-Related Person.

        9.07    Indemnification of Administrative Agent.

        Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it, INCLUDING SUCH INDEMNIFIED LIABILITIES CONSTITUTING IN WHOLE OR PART AGENT-RELATED PERSON'S STRICT LIABILITY, OR COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Person's own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all Obligations hereunder and the resignation of the Administrative Agent.

        9.08    Administrative Agent in its Individual Capacity.

        Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Stock in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each Person that has been or may be a Loan Party and their respective Affiliates as though Bank of America were not the Administrative Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any such Person (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or an L/C Issuer, and the terms "Lender" and "Lenders" include Bank of America in its individual capacity. Without limiting the generality of the foregoing, each Lender acknowledges that (i) it is aware of the nature of Bank of America's capacity as a "Standby Lender" (as defined in the Intercreditor Agreement) and as the "Collateral Agent" under and as defined in the "Standby Security Agreement" (as defined in the Intercreditor Agreement), in which capacities it holds a Lien upon the "Security Agreement Collateral" (as defined in the Intercreditor Agreement) that is senior to the Lien held by the Administrative Agent, on behalf of the Lenders, in the same collateral, (ii) it has had an opportunity to request any information or documentation about such capacities and such Lien, and about the Forex Obligation and the transactions related thereto, and has received all requested information and documentation, and (iii) Bank of America may act in such capacities and may take any actions it deems appropriate to perfect, protect, enforce, or otherwise exercise its rights with respect to such Lien, each without regard to its role as the administrative agent hereunder.

        9.09    Successor Administrative Agent.

        The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as the L/C Issuer issuing Letters of Credit hereunder. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, (a) the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and L/C Issuer, (b) the term "Administrative Agent" shall mean such successor administrative agent, (c) the term "L/C Issuer" shall mean such successor Letter of Credit issuer (and, under the conditions and to the limited extent set forth herein, Wachovia), (d) the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated, and (e) the retiring L/C Issuer's rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring L/C Issuer or any other Lender, other than the obligation of the successor L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative

Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

        9.10    Other Agents; Lead Managers.

        None of the Lenders identified on the facing page or signature pages of this Agreement as a "syndication agent," "documentation agent," "co-agent" or "lead manager" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

        9.11    Collateral Matters.

          (a)  The Administrative Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain the perfection of the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents. Without excluding the Hedging Lenders from other references to the Lenders as applicable in this Agreement, the receipt by the Hedging Lenders of the Liens and other benefits of this Agreement with respect to the Hedging Obligations shall be deemed to constitute the authorization by and agreement of each of the Hedging Lenders with respect to all the matters governed by this Section 9.11 and by Section 10.01.

          (b)  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and the payment in full of all Loans and all other Obligations (other than indemnities not then owed) payable under this Agreement and under any other Loan Document (other than any Hedging Obligation, the term of which extends beyond the time of such termination of Commitments and payment in full of all other Obligations), (ii) constituting Collateral or other property Disposed of as part of or in connection with any Disposition permitted hereunder including under Section 7.05(d), Section 7.05(j), Section 7.05(k) and Section 7.05(l), (iii) constituting property leased to the Borrower or any Subsidiary under a lease that has expired or that has been terminated in a transaction permitted under this Agreement, or that is about to expire and that has not been, and that is not intended by the Borrower or such Subsidiary to be, renewed or extended, (iv) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full, (v) constituting Cash Collateral that arose under Section 2.05(g) that Borrower elects to apply as a voluntary prepayment under Section 2.06, (vi) as permitted under Section 2.14 or otherwise expressly permitted under this Agreement, or (vii) if approved, authorized or ratified in writing by the Required Lenders or all the Lenders, as the case may be, as provided in Section 10.01(h). The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from any Guaranty (x) in connection with any Disposition permitted hereunder of Stock of a Subsidiary in a transaction permitted hereunder or (y) if approved, authorized or ratified in writing by all the Lenders as provided in Section 10.01(g). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent's authority to release any Guarantor or particular types or items of Collateral pursuant to this Section 9.11(b).

          (c)  All cash proceeds and other amounts realized by the Administrative Agent from the Collateral after an Event of Default, and all payments received by the Administrative Agent after an acceleration of the Obligations, shall be applied in the following priority, on a pro rata basis within each level of priority: first, to the payment of all costs and expenses owed under Section 10.04; second, to accrued but unpaid interest on the Loans and L/C Borrowings, accrued but unpaid letter of credit and commitment fees hereunder, and amounts owing under Hedging Obligations (other than any Swap Termination Value owing with respect thereto); third, to payment of outstanding principal of the Loans and L/C Borrowings, any Swap Termination Values payable with respect to Hedging Obligations, and to fund Cash Collateralization of any L/C Obligations; fourth, to payment of all other Obligations then due and payable; and fifth, the remainder, if any, to Borrower or to whomever may be lawfully entitled to receive such remainder. Notwithstanding the foregoing sentence, Cash Collateral for L/C Obligations shall be applied to reimburse the L/C Issuer for drawings under Letters of Credit issued by it as and when they arise in the same proportion as the aggregate amount of such Cash Collateral bears to all L/C Obligations; upon expiration of all outstanding Letters of Credit, any remaining Cash Collateral for L/C Obligations shall be (i) if an Event of Default exists and is continuing at such time, applied as provided in the preceding sentence, (ii) if no Default or Event of Default exists and is continuing at such time, paid over to the Borrower, or (iii) if a Default exists and is continuing at such time, held until such time as such Default either matures into an Event of Default or is cured, at which time it shall be applied as set forth in clause (i) or (ii) of this sentence, respectively.

ARTICLE X. MISCELLANEOUS

        10.01    Amendments; Consents; Releases.

        No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, unless in writing and signed by each of the Lenders directly affected thereby (other than the Hedging Lenders) and by the Borrower, and acknowledged by the Administrative Agent, do any of the following:

          (a)  extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02);

          (b)  postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

          (c)  reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clauses (iii) and (iv) of the proviso below) any fees or other amounts payable to the Lenders hereunder or under any other Loan Document; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest at the Default Rate;

          (d)  change the percentage of the Aggregate Commitments or of the aggregate unpaid principal amount of the Loans and L/C Obligations which is required for the Lenders or any of them to take any action hereunder;

          (e)  change the definition of "Pro Rata Share" or "Voting Percentage" with respect to any Lender;

          (f)    amend this Section or any provision herein providing for consent or other action by all the Lenders;

          (g)  release any Guarantor from any Guaranty (other than releases authorized under Section 9.11(b); or

          (h)  release the Liens upon any material portion of the Collateral (other than releases authorized under Section 2.14 or Section 9.11(b).

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Required Lenders or each directly affected Lender, as the case may be, affect the rights or duties of such L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or each directly affected Lender, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) the Swap Contracts that evidence Hedging Obligations may be entered into, amended, or terminated from time to time by the Borrower and the relevant Lender or the relevant Affiliate of a Lender with notice thereof to the Administrative Agent, and (iv) the Agent/Arranger Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, any Lender that has a Voting Percentage of zero shall not have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Pro Rata Share of such Lender may not be increased without the consent of such Lender. Each Lender hereby acknowledges that it is aware of the requirements imposed on the Borrower by virtue of the last sentence of Section 2(a)(i) of the Forex Agreement and the possibility that such requirements may affect the Borrower's ability to enter into an amendment to this Agreement.

        10.02    Notices and Other Communications; Facsimile Copies.

          (a)    General.    Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices on Schedule 10.02; or, in the case of the Borrower, the Administrative Agent or any L/C Issuer, to such other address as shall be designated by such party in a notice to the other parties, and in the case of any other party, to such other address as shall be designated by such party in a notice to the Borrower, the Administrative Agent and the L/C Issuers. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile (x) to the Administrative Agent, when sent and receipt has been confirmed by telephone and (y) to any Party other than the Administrative Agent, when sent and received at the appropriate facsimile number; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent or any L/C Issuer pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 10.02, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

          (b)    Effectiveness of Facsimile Documents and Signatures.    Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

          (c)    Limited Use of Electronic Mail and the Internet.    Reports required to be delivered pursuant to Sections 6.01 or 6.02 shall be deemed to have been delivered on the date on which the Borrower posts such reports either (i) on the Borrower's website on the Internet at the website address listed on Schedule 10.02 or (ii) when such report is posted electronically on IntraLinks/IntraAgency or other relevant third-party commercial website (if any) on the Borrower's behalf; provided that (x) Borrower shall deliver paper copies of such reports to the Administrative Agent or any Lender who requests that the Borrower deliver such paper copies until written request to cease delivering paper copies is given by the Administrative Agent or such Lender, (y) the Borrower shall notify by facsimile or by electronic mail the Administrative Agent and each Lender of the posting of any such reports, and (z) in every instance the Borrower shall provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent and each of the Lenders. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the reports referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such reports. Except as provided in this Section 10.02(c), the use of electronic mail and internet and intranet websites shall not be effective for any notices or other communications hereunder.

          (d)    Reliance by Administrative Agent and Lenders.    The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by a Responsible Officer of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by a Responsible Officer of the Borrower, INCLUDING SUCH LOSSES, COSTS, EXPENSES AND LIABILITIES CONSTITUTING IN WHOLE OR PART SUCH AGENT-RELATED PERSON'S OR SUCH LENDER'S STRICT LIABILITY, OR COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE, except to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

        10.03    No Waiver; Cumulative Remedies.

        No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

        10.04    Attorney Costs, Expenses and Taxes.

        The Borrower agrees (a) to pay or reimburse each of the Administrative Agent and BAS (in its capacity as Arranger) for all its reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

        10.05    Indemnification by the Borrower.

        Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including reasonable Attorney Costs) of any kind or nature whatsoever that may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance, or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Person that has ever been a Loan Party, or any Environmental Liability related in any way to the Borrower or any such Person, or (d) any actual or prospective claim, litigation, investigation, or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto INCLUDING ANY OF THE FOREGOING CONSTITUTING IN WHOLE OR PART INDEMNITEES' STRICT LIABILITY, OR COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE (all the foregoing, collectively, the "Indemnified Liabilities"); provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to (i) Indemnified Liabilities that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (ii) any material violation of any banking law or regulation by such Indemnitee, (iii) any liability as between or among any Indemnitee or their respective shareholders and controlling persons, (iv) any default hereunder by any Person other than the Borrower, or (v) any Taxes or Other Taxes, except to the extent such Taxes or Other Taxes are indemnified against by other provisions of this Agreement. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

        10.06    Payments Set Aside.

        To the extent that the Borrower makes a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

        10.07    Successors and Assigns.

          (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b)  Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans (including participations in L/C Obligations) or the Commitment assigned, and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement and pay to the Administrative Agent a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.07, 10.04 and 10.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

          (c)  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (d)  Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant, (ii) reduce the principal, interest, fees or other amounts payable to such Participant, (iii) release any Guarantor from any Guaranty, or (iv) release all or substantially all of the Collateral, other than, with respect to clauses (iii) and (iv), releases authorized by Section 9.11(b). Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

          (e)  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.15 as though it were a Lender.

          (f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          (g)  If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 10.07(b)), the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth Business Day or if the Borrower has made a reasonable written request to such Lender, with a copy to the Administrative Agent, for information with respect to such proposed assignment or Eligible Assignee, in which case the Borrower shall be deemed to have given its consent five Business Days after such information is delivered to the Borrower, unless the Borrower expressly refuses its consent prior to such fifth Business Day.

          (h)  As used herein, the following terms have the following meanings:

            "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural Person) approved by (i) the Administrative Agent, in the case of any assignment of a Loan, (ii) Bank of America in its capacity as L/C Issuer, and, if Existing Letters of Credit are outstanding, Wachovia in its capacity as L/C Issuer, and (iii) unless (A) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (B) an Event of Default has occurred and is continuing, the Borrower (each such approval referred to in clauses (i) through (iii) not to be unreasonably withheld or delayed).

            "Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

            "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          (i)    Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days' notice to the Borrower and the Lenders, resign as an L/C Issuer. In the event of any such resignation by Bank of America as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as an L/C Issuer. Bank of America shall retain all its respective rights and obligations of an L/C Issuer hereunder with respect to all outstanding Letters of Credit issued by it as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

        10.08    Confidentiality.

        The Administrative Agent, each L/C Issuer, each Affiliate of a Lender owed Hedging Obligations, and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (g) with the prior written consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to it on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries, provided that such source is not bound by a confidentiality agreement with the Borrower or any of its Subsidiaries known to such Administrative Agent, L/C Issuer, Affiliate of a Lender owed Hedging Obligations, or Lender; (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender's or its Affiliates' investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates, or (j) to the extent such Person is an export credit agency and is required to disclose such Information by its disclosure policy. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section, "Information" means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the Closing Date, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has taken normal and reasonable precautions and exercised reasonably due care to maintain the confidentiality of such Information.

        10.09    Set-off.

        In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Person that has ever been a Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each such other Person) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

        10.10    Interest Rate Limitation.

          (a)  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

          (b)  This Section 10.10(b) shall be null and void and have no force and effect unless, contrary to the intention of the parties hereto, a court of competent jurisdiction applies the laws of the State of Texas to the Loan Documents (other than the Deed of Trust, as provided therein), in which case this Section 10.10(b) shall apply and shall supersede Section 10.10(a), which shall then have no force and effect.

              (i)  It is the intention of the parties hereto to conform strictly to applicable usury laws, and anything herein or in any other Loan Document to the contrary notwithstanding, the obligation of the Loan Parties shall be subject to the limitation that payment of interest (for purposes of this Section 10.10(b), including all amounts constituting interest under applicable usury laws, regardless of whether denominated as interest) shall not be required to the extent that receipt or charging thereof would be contrary to provisions of applicable law limiting rates or amounts of interest which may be contracted for, charged, received, taken or reserved by any Lender or other recipient thereof. Accordingly, if the transactions contemplated hereby or by the other Loan Documents would be usurious under applicable law (including the federal and state laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable) with respect to a Lender or other recipient of such amount, whether due to acceleration of maturity, optional or mandatory prepayment, or otherwise, then, in that event, notwithstanding anything to the contrary herein or in any other Loan Document, it is agreed as follows as to such Lender or other recipient of any such amount:

            (ii)  The provisions of this Section 10.10(b) shall govern and control over any other provision herein or in any other Loan Document;

            (iii)  The aggregate of all consideration which constitutes interest under applicable law that is contracted for, charged, received, taken or reserved under this Agreement or any other Loan Document, or otherwise in connection with the transactions contemplated hereby or thereby, as to each Lender or other recipient shall under no circumstances exceed the maximum amount of non-usurious contract interest permitted by applicable law with respect to such Lender or other recipient (herein called the "Maximum Rate"), and all amounts owed hereunder or under any other Loan Document shall be held subject to reduction and (i) the amount of interest which would otherwise be payable to such Lender or other recipient hereunder or under any of the other Loan Documents shall be automatically reduced to the amount allowed under law applicable to such Lender or other recipient, and (ii) any interest paid in excess of the Maximum Rate shall be credited on the Obligations owing to such Lender or other recipient (or if such Obligations have been, or would thereby be, paid in full, refunded to the applicable Loan Party);

            (iv)  All sums paid, or agreed to be paid, for the use, forbearance and detention of the amounts owed under the Loan Documents shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term in respect of such amounts owed under the Loan Documents until payment in full of all such amounts so that the rate or computation of interest on such Obligations does not exceed the applicable usury ceiling;

            (v)  If at any time the interest payable pursuant to or in connection with this Agreement or any of the other Loan Documents exceeds, for any Lender or other recipient of such amounts, the Maximum Rate, the amount of interest to accrue to such Lender or other recipient pursuant hereto or pursuant to any of the other Loan Documents shall be limited to that amount which would have accrued at the Maximum Rate for such Lender or other recipient, but any subsequent reductions in the otherwise applicable rate of interest shall not reduce the interest to accrue pursuant to this Agreement or any other Loan Document below any Lender's or other recipient's Maximum Rate until the total amount of interest payable to such Lender or other recipient equals the amount of interest which would have been payable to such Lender or other recipient but for the effect of this Section 10.10(b);

            (vi)  The right to accelerate maturity of the Obligations or any other amounts hereunder or under the other Loan Documents does not include the right to accelerate any interest which has not otherwise accrued on the date of acceleration;

          (vii)  All computations to determine compliance with the Maximum Rate shall be made on the basis of the actual number of days elapsed over a year of 365 or 366 days, whichever is applicable; and

          (viii)  The Maximum Rate shall be determined by utilizing the weekly ceiling from time to time in effect pursuant to Chapter 303 of the Texas Finance Code, as amended, and in no event shall Chapter 346 of the Texas Finance Code, as amended, be applicable to this Agreement or any other Loan Document.

        10.11    Counterparts.

        This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        10.12    Integration.

        This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

        10.13    Survival of Representations and Warranties.

        All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

        10.14    Severability.

        Any provision of this Agreement and the other Loan Documents to which the Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        10.15    Foreign Lenders.

          (a)  Each Lender that is not a "United States Person" within the meaning of Section 7701(a)(30) of the Code (a "Foreign Lender") shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Person and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Person by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Person is entitled to an exemption from, or reduction of, U.S. withholding tax. Thereafter and from time to time, each such Person shall (i) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Person by the Borrower pursuant to this Agreement, (ii) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (iii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Person. If such Person fails to deliver the above forms or other documentation, then (x) the Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction, and (y) the Borrower shall not be required to make any deductions or payments to any Lender under Section 3.01(a)(i) or Section 3.01(c) that would otherwise be required thereunder solely as a result of such Lender's failure to deliver such forms or other documentation.

          (b)  Upon the request of the Administrative Agent, each Lender that is a "United States person" within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

          (c)  If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all Obligations and the resignation or replacement of the Administrative Agent.

        10.16    Removal and Replacement of Lenders.

          (a)  Under any circumstances set forth herein providing that the Borrower shall have the right to remove or replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, (i) remove such Lender by terminating such Lender's Commitment or (ii) replace such Lender by causing such Lender to assign its Commitment (without payment of any assignment fee) pursuant to Section 10.07(b) to one or more other Lenders or Eligible Assignees procured by the Borrower; provided, however, that if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 3.06(b), it shall be obligated to remove or replace, as the case may be, all Lenders that have similar requests for compensation pursuant to Section 3.01 or 3.04, similar requirements for increased payment under

  Section 3.01(a), or similar suspensions of obligations under Eurodollar Rate Loans under Section 3.02, outstanding at such time. The Borrower shall (x) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of termination or assignment (including any amounts payable pursuant to Section 3.05), (y) in the case of the removal of a Lender under clause (i) of this Section 10.16(a), provide appropriate assurances and indemnities (which may include letters of credit) to the L/C Issuers as each may reasonably require with respect to any continuing obligation of such Lender to purchase participation interests in any L/C Obligations then outstanding, and (z) release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption Agreement with respect to such Lender's Commitment and outstanding Credit Extensions. The Administrative Agent shall distribute an amended Schedule 2.01, which shall be deemed incorporated into this Agreement, to reflect changes in the identities of the Lenders and adjustments of their respective Commitments and/or Pro Rata Shares resulting from any such removal or replacement.

          (b)  In order to make all the Lenders' interests in any outstanding Credit Extensions ratable in accordance with any revised Pro Rata Shares after giving effect to the removal or replacement of a Lender, the Borrower shall pay or prepay, if necessary, on the effective date thereof, all outstanding Loans of all Lenders, together with any amounts due under Section 3.05. The Borrower may then request Loans from the Lenders in accordance with their revised Pro Rata Shares. The Borrower may net any payments required hereunder against any funds being provided by any Lender or Eligible Assignee replacing a terminating Lender. The effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect thereto.

          (c)  This Section shall supersede any provision in Section 10.01 to the contrary.

        10.17    Governing Law.

          (a)  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

          (b)  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

        10.18    Waiver of Right to Trial by Jury.

        EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING

UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

        10.19    Time of the Essence.

        Time is of the essence of the Loan Documents.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Exhibit B

BORROWING BASE CERTIFICATE

TO: BANK OF AMERICA, N.A. (the "Administrative Agent")

        This Certificate is given as of the        day of                        , 20        pursuant to                        of that certain Credit Agreement dated as of November 15, 2001 (as amended or modified from time to time, the "Credit Agreement") between Louisiana-Pacific Corporation, a Delaware corporation (the "Borrower"), the Administrative Agent and the Lenders from time to time party thereto. Capitalized terms used herein shall have the same meanings attributed to such terms in the Credit Agreement.

        The Borrower hereby represents and warrants that the value of the Collateral in the Borrowing Base as of [insert last date of relevant month or other relevant date][[before] [after] giving effect to                        ] is not less than the following:

1.	Balance of Accounts Outstanding:		$

	(a)	Less credit balance, trade discount, or unbilled amount or retention	$

	(b)	Net Balance of Accounts (Line (1) minus 1(a))	$

2.	Aggregate amount of Ineligible Accounts:
	(a)	Not a binding and valid obligation	$

	(b)	Not first priority perfected security interest in account/subject to other liens (other than liens permitted as provided in definition of Eligible Accounts)	$

	(c)	Obligor a federal government entity	$

	(d)	Account subject to defaults, counterclaims, offsets, or defenses; subject to recission, cancellation, or avoidance	$

	(e)	Obligor an Affiliate.	$

	(f)	Unacceptable foreign account	$

	(g)	Obligor insolvent, etc.	$

	(h)	Not derived from ordinary course sales	$

3.	Total Ineligible Accounts		$

4.	Total Eligible Accounts (Line 1(b) minus Line 3)		$

5.	Balance of Inventory (Inventory Value)		$

6.	Aggregate Amount of Inventory not eligible:
	(a)	Not owned free and clear (other than liens permitted in definition of Eligible Inventory)	$

	(b)	No first priority perfected security interest for Agent (other than liens permitted in definition of Eligible Inventory)	$

7.	Total Ineligible Inventory		$

8.	Total Eligible Inventory (Line 5 minus line 7)	$

9.	Deemed Mortgaged Property Value (as most recently determined in accordance with the definition of Deemed Mortgaged Property Value)	$

10.	Value of Restricted Cash Collateral Account (as of the Business Day prior to the date of the Borrowing Base Certificate)	$

11.	Borrowing Base:
	(i) the lesser of $75,000,000 or 60% of Line 4	$	plus

	(ii) the lesser of $75,000,000 or 40% of Line 8	$	plus

	(iii) 50% of Line 9	$	plus

	(iv) 100% of Line 10	$	..

12.	Total Borrowing Base (Sum of line 11(i), 11(ii), 11(iii) and 11(iv)	$

13.	Other Cash Collateral Pledged	$

14.	All Collateral (Line 12 plus Line 13)	$

15.	Principal Amount of Revolving Loans	$

16.	L/C Obligations	$

17.	Total Obligations (Line 15 plus Line 16)	$

18.	Availability Based on All Collateral Line 14 minus Line 17)	$

19.	Revolving Credit Limit Availability (Aggregate Commitments minus aggregate Loans and L/C Obligations)	$

20.	Letter of Credit Sub-Limit Availability (Letter of Credit Sub-Limit minus aggregate L/C Obligations)	$

21.	Loan Availability (lesser of Line 18 and Line 19	$

22.	L/C Obligation Availability (lesser of Line 18 and Line 20)	$

        The Borrower hereby certifies that:

          1.    The foregoing accurately and correctly reflects the matters addressed therein as reflected on the records of the Borrower on the date indicated above.

          2.    The Borrower has not permitted and will not permit the total aggregate amount of Loans and L/C Obligations to exceed the availability therefor computed in the manner set forth above.

          (1)[3.  No Event of Default or Default exists or will occur as a result of the requested release, Disposition, or exchange of Collateral or other transaction with respect to which this Borrowing Base Certificate is submitted].

(1)
Section 3 is to be included in all Borrowing Base Certificates other than those submitted pursuant to Section 6.01(c) of the Credit Agreement and must be accompanied by a duplicate Borrowing Base Certificate giving effect to the transaction with respect to which it is submitted.

LOUISIANA-PACIFIC CORPORATION
By:
Name:
Title:

EXHIBIT C

FORM OF INTEREST COVERAGE COMPLIANCE CERTIFICATE

[ Date ]

To:        Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

        Reference is made to that certain Credit Agreement, dated as of November 15, 2001 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Louisiana-Pacific Corporation, a Delaware corporation (the "Borrower"), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and as L/C Issuer.

        The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                        of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

          1.    Subject to the proviso in Paragraph 3 below, attached hereto as Schedule 1 is a true and accurate calculation of the Interest Coverage Ratio for the stated Relevant Period.

          2.    The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the period covered by the attached calculation.

          3.    The attached analyses and information are true and accurate on and as of the date of this Certificate, provided, however, that with respect to projected and pro forma calculations and any calculations of Projected Replacement Asset EBITDDA and Projected Capital Expenditure EBITDDA (which remain subject to approval under the Credit Agreement) included therein, the financial information and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made, were made in good faith and continue to be reasonable as of the date hereof (it being understood that assumptions and forecasts by necessity involve uncertainty and approximation).

          4.    The Borrower submits this Interest Coverage Compliance Certificate in connection with the intended [Forex Payment] [Tender Offer Payment] [Market Order Payment] [Permitted Repayment] [Capital Expenditure] [Replacement Asset purchase] described in detail in Schedule 2 attached hereto.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                        ,         .

LOUISIANA-PACIFIC CORPORATION
By:

Name:

Title:

Interest Coverage Compliance Certificate(2)
Interest Coverage Ratio for the Relevant Period
As of                        ,        ("Determination Date")
Relevant Period: Four most recent four fiscal quarter period ending on or before the Determination Date.

Definition	Consolidated EDITDDA		Total	Q1	Q2	Q3	Q4
Consolidated Net Income
Net Income
Less: Samoa SAB-30 Recognition
Less: Up to $50mm for non-cash (Samoa, Chetwynd, LCPI, IP)
Less: Up to $10mm cash (Chetwynd)
Less: Up to $100mm non-cash charges relating to assets disposed or to be disposed
Less: FASB 142 non-cash charges
Less: Unusuals for Q1 per Waiver
	(i)	Total Consolidated Net Income		—	—	—	—
		Plus: Consolidated Interest Charges		—	—	—	—
Interest and amortization of all premium payment fees, fees, charges, etc.
Plus: Capitalized interest
Plus: Rent under capital leases treated as interest
Less: Interest Income on due Timber Notes (to the extent of expense)
Less: Interest Income on Purchase Money Notes that are monetized (to the extent of expense)
Proforma		Less: Profoma Interest related debt pay down (actual or assumed)
	(ii)	Total: Consolidated Interest Charges
Other EBITDDA Adjustments
Plus: Accrued taxes (excluding extraordinary items or sale/write down of assets not in ordinary course of business)
Plus: Depreciation, amortization, and depletion
Plus: Amortization included in Equity in income/loss of unconsolidated affiliate
Proforma		Less: Pro Forma EBITDDA from disposed assets
Proforma		Plus: Projected Replacement Asset EBITDDA
Proforma		Plus: Projected Capital Expenditure EBITDDA
	(iii)	Total Consolidated EBITDDA		—	—	—	—
Interest Coverage Ratio (Ratio of (iii) above to (ii) above) - :

(2)
By necessity, the computations described in this Compliance Certificate are less detailed than those contained in the Credit Agreement. In the event of any conflict between the two, the terms of the Credit Agreement shall in all instances prevail.

REPLACEMENT SCHEDULE 2.01
COMMITMENTS AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share
Bank of America NA	49,210,526.33	26.315789481%
Wachovia Bank, N.A.	49,210,526.31	26.315789471%
Royal Bank of Canada	49,210,526.31	26.315789471%
The Bank of Nova Scotia	29,526,315.79	15.789473684%
Export Development Canada	9,842,105.26	5.263157893%

Total	$187,000,000.00	100.0000000%

REPLACEMENT SCHEDULE
5.13 5.13(c) ERISA Compliance

5.13(c)(i)

        On May 4, 2002, the Company announced a program of facility sales and closures that to the extent implemented may result in a reduction under ERISA Section 4043(c)(3) of more than 20 percent of the active participants in 2002 or 2003; or more than 25 percent of the active participants in 2002 and 2003, in either or both of the Louisiana-Pacific Corporation Retirement Account Plan or the ABTco. Inc. Retirement Plan.

        As such, it would be a Reportable Event, unless the 30 day notice period has been waived under 29 CFR Section 4043.23(c)(2) or (3). It is not presently known whether either such waiver will apply and thus it is not presently certain that either such event would be a Reportable Event under the Credit Agreement. Such participant reductions may constitute a partial termination of either or both such Plans, in which event the affected participants must under tax qualified plan law be vested to the extent their benefits are funded. The Company has decided to fully vest the affected participants who are not already vested, by Plan amendment, instead of incurring the substantial administrative expenses and uncertainties of a vesting to the extent funded determination The value of the benefits to be fully vested will not exceed $5,000,000.00.

5.13(c)(ii)

        The Company sponsors the Louisiana-Pacific Corporation Retirement Account Plan. Originally this was a defined benefit pension plan covering certain hourly employees of LP. Effective January 1, 2000, this was converted to a cash balance plan covering most non-bargained employees. As of January 1, 2002, on an ongoing basis, the Plan has a surplus of approximately $1,000,000. As of January 1, 2002, on a plan termination basis, the Plan has an unfunded liability of approximately $29,000,000.

        The Company sponsors the ABTco, Inc. Retirement Plan. This is a defined benefit plan covering bargained and non-bargained employees of ABTco. As of January 1, 2002, on an ongoing basis, the Plan has a surplus of approximately $1,000,000. As of January 1, 2002, on a plan termination basis, the Plan has an unfunded liability of approximately $14,000,000.

QuickLinks

  Exhibit 10.4
THIRD AMENDMENT
RECITALS
EXHIBIT A
CREDIT AGREEMENT
ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS
ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS
ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY
ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
ARTICLE V. REPRESENTATIONS AND WARRANTIES
ARTICLE VI. AFFIRMATIVE COVENANTS
ARTICLE VII. NEGATIVE COVENANTS
ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES
ARTICLE IX. ADMINISTRATIVE AGENT
ARTICLE X. MISCELLANEOUS
Exhibit B
BORROWING BASE CERTIFICATE
EXHIBIT C
FORM OF INTEREST COVERAGE COMPLIANCE CERTIFICATE
Interest Coverage Compliance Certificate(2) Interest Coverage Ratio for the Relevant Period As of , ("Determination Date") Relevant Period: Four most recent four fiscal quarter period ending on or before the Determination Date.
REPLACEMENT SCHEDULE 2.01 COMMITMENTS AND PRO RATA SHARES
REPLACEMENT SCHEDULE 5.13 5.13(c) ERISA Compliance